Exhibit T3E.1

Confidential Memorandum

Landry’s Restaurants, Inc.

Offer to Exchange

7.50% Senior Notes due 2014

for

9.50% Senior Notes due 2014

And

Solicitation of Consent to Amendments to the Existing Indenture

The Exchange Offer will Expire at 5:00 p.m., New York City Time, on Tuesday, October 23, 2007

Unless Extended or Earlier Terminated by Us.

The Exchange Offer

Landry’s Restaurants, Inc. and its guarantor subsidiaries (collectively, “we”) currently have outstanding $400,000,000 of 7.50% Senior Notes due 2014, which we refer to as “Old Notes.” We have authorized a new issuance of $400,000,000 of 9.50% Senior Notes due 2014, which we refer to as “Exchange Notes.” We are offering to exchange the Exchange Notes for the Old Notes.

If you validly tender and do not withdraw your Old Notes on or before the expiration date described below, we will pay you $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes. We will pay accrued and unpaid interest at 7.50% through August 28, 2007 on each Old Note accepted for exchange and at 9.50% from August 29, 2007 and thereafter on each Exchange Note issued to such holder of such Old Note, with such interest to be paid on the next scheduled interest payment date of the Exchange Notes.

The exchange offer:

•	expires at 5:00 p.m., New York City time, on Tuesday, October 23, 2007, which we refer to as the expiration date, unless extended or earlier terminated by us;

•	is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission; and

•	provides that Old Notes tendered may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

The Exchange Notes

The Exchange Notes will:

•	have an interest rate of 9.50% per annum from August 29, 2007, payable semi-annually on each June 15 and December 15;

•

permit us to repurchase the Exchange Notes at any time on or prior to February 28, 2009 at 101% of the principal amount thereof, plus accrued and unpaid interest, and thereafter at the prices applicable to optional redemption on the Old Notes;

•

permit the holder of the Exchange Notes to require us to repurchase at any time after February 28, 2009 and on or prior to December 15, 2011 their Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest;

•	be unsecured and unsubordinated indebtedness of Landry’s and will rank on parity with Landry’s other unsecured and unsubordinated indebtedness, including any untendered Old Notes;

•	mature on December 15, 2014; and

•	have covenants identical to those in the Old Notes in all material respects except for the changes that we have described more fully in this memorandum.

If you tender your Old Notes in the exchange offer you will be deemed to consent to amendments to the indenture governing the Old Notes. These amendments exclude certain costs from the calculations affecting the covenants in the indenture and provide that our compliance with the terms of the settlement agreement described herein will not violate the indenture. We will execute a supplement to the indenture governing the Old Notes on the date that we consummate the exchange offer if we receive consents representing at least a majority of the outstanding principal amount of Old Notes.

See “ Risk Factors” beginning on page 21 of this Confidential Memorandum to read about important factors you should consider before exchanging the Old Notes for Exchange Notes.

We are making this exchange offer in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, and similar exemptions provided by state securities laws. As a result, the Exchange Notes will have similar characteristics to the Old Notes with respect to transfers to third parties.

Date of this Confidential Memorandum is September 24, 2007

This memorandum is confidential. You are authorized to use this memorandum solely for the purpose of considering the exchange offer described herein. We and other sources identified herein have provided the information contained in this memorandum. You may not reproduce or distribute this memorandum, in whole or in part, and you may not disclose any of the contents of this memorandum or use any information herein for any purpose other than considering the purchase of the Exchange Notes. You agree to the foregoing by accepting delivery of this memorandum.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The distribution of this memorandum and the issuance of the Exchange Notes in the exchange offer may be restricted by law in certain jurisdictions. We require persons in whose possession this memorandum comes to inform themselves about and to observe any such restrictions. This memorandum does not constitute an offer of, or an invitation to purchase, any of the Exchange Notes in any jurisdiction in which such offer or invitation would be unlawful.

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TABLE OF CONTENTS

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any public offering document we file with the SEC without charge at the SEC’s public reference facilities at 100 F Street, N.E., Washington, DC 20549.

You can request copies of all, or any portion, of these documents by writing the Public Reference Section and paying certain prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. Additionally, these documents are available to the public from the SEC’s web site at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You may also obtain information about us, including copies of our SEC reports through our website www.LandrysRestaurants.com. This website address is included in this document as an inactive textual reference only. Any documents, references, links or other materials of any kind contained or referred to on such website are not part of this memorandum.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this memorandum, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate or close the exchange offer, except that unless we indicate otherwise, we are not incorporating any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007; and

•	Our Current Reports on Form 8-K, filed July 10, July 26, July 31, August 3, August 6, August 9, August 21, and August 30, 2007.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Landry’s Restaurants, Inc.

1510 West Loop South

Houston, Texas 77027

Attn: Corporate Secretary

Phone: (713) 850-1010

You should rely only on the information provided or incorporated by reference in this memorandum or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this memorandum or any documents incorporated by reference herein is accurate as of any date other than the date on the front of such document.

FORWARD LOOKING STATEMENTS

This memorandum contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “will,” “plans,” “believes,” “estimates,” “expects,” “intends” and other similar expressions. Our forward-looking statements are subject to risks and uncertainty, including, without limitation, our ability to continue our expansion strategy, our ability to make projected capital expenditures, as well as general market conditions, competition, and pricing. Forward-looking statements include statements regarding:

•	potential acquisitions of other restaurants, gaming operations and lines of businesses in other sectors of the hospitality and entertainment industries;

•	future capital expenditures, including the amount and nature thereof;

•	potential divestitures of restaurants, restaurant concepts and other operations or lines of business,

•	business strategy and measures to implement such strategy;

•	competitive strengths;

•	goals;

•	expansion and growth of our business and operations;

•	future commodity prices;

•	availability of food products, materials and employees;

•	consumer perceptions of food safety;

•	changes in local, regional and national economic conditions;

•	the effectiveness of our marketing efforts;

•	changing demographics surrounding our restaurants, hotels and casinos;

•	the effect of changes in tax laws;

•	actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions;

•	our ability to maintain regulatory approvals for our existing businesses and our ability to receive regulatory approval for our new businesses;

•	our expectations of the continued availability and cost of capital resources;

•	same store sales;

•	earnings guidance;

•	the seasonality of our business;

•	weather and acts of God;

•	food, labor, fuel and utilities costs;

•	plans;

•	references to future success; and

•	the risks described in “Risk Factors.”

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that the forward-looking statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved. Some of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements are more fully described under “Risk Factors” and elsewhere in this memorandum, or in the documents incorporated by reference herein. We assume no obligation to modify or revise any forward looking statements to reflect any subsequent events or circumstances arising after the date that the statement was made.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION

The following are some of the questions you may have as a holder of the Old Notes and the answers to those questions. You should refer to the more detailed information set forth in this memorandum and to which we refer you for more complete information about us and the exchange offer.

Q:	Who is making the exchange offer?

A:	Landry’s Restaurants, Inc. and its subsidiary guarantors, the issuer and guarantors, respectively, of the Old Notes, are making the exchange offer.

Q:	Why is the Company making the exchange offer?

A:	This exchange offer is being made as part of the settlement of a dispute between the Company and some of the holders of the Old Notes. On March 16, 2007, the Company disclosed that it would not file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 by the filing deadline. On March 20, 2007, the Company received written notice from U.S. Bank National Association, the Trustee under the indenture governing the Old Notes, which we refer to as the Trustee, stating that a default had occurred under the Company’s covenant to timely file the Form 10-K with the SEC. On July 24, 2007, the Company received notice from the Trustee declaring the unpaid principal and interest on all of the Old Notes to be due and payable immediately. On August 2, 2007 the Company obtained a temporary restraining order in Civil Action No. 3:07-CV-0046 in the United States District Court for the Southern District of Texas, Galveston Division, which ordered the Trustee to immediately withdraw the notice of acceleration and temporarily enjoined all holders of the Old Notes from taking any action predicated on the basis that the Old Notes had been accelerated. The parties to the litigation, including the Company, entered into a settlement agreement, which we refer to as the Settlement Agreement, on August 29, 2007 requiring the Company to initiate this exchange offer.

Q:	When will the exchange offer expire?

A:	The exchange offer will expire at 5:00 p.m. New York City time, on Tuesday, October 23, 2007, unless extended or earlier terminated by us. We may extend the expiration date for any reason, but we will not extend the offer beyond November 1, 2007 unless we have not had the indenture governing the Exchange Notes qualified by the Securities and Exchange Commission by such date. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the business day after the scheduled expiration of the exchange offer.

Q:	What will I receive in the exchange offer if I tender my Old Notes and they are accepted?

A:	For each $1,000 principal amount of Old Notes that we accept in the exchange, you will, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, receive $1,000 principal amount of Exchange Notes. We will pay accrued and unpaid interest at 7.50% through August 28, 2007 on each Old Note accepted for exchange and at 9.50% from August 29, 2007 and thereafter on each Exchange Note issued to such holder of such Old Note, with such interest to be paid on the next scheduled interest payment date of the Exchange Notes.

Q:	If the exchange offer is consummated but I do not tender my Old Notes, how will my rights be affected?

A:	If you do not exchange your Old Notes in this exchange offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights and subject to all the limitations applicable to the Old Notes but you will not have the rights under the Exchange Notes. If a majority of the Old Notes are accepted for exchange, the indenture governing the Old Notes will be amended as provided herein.

Q:	What is the purpose of the consent solicitation?

A:	We are seeking consent to certain amendments to the indenture governing the Old Notes to make certain that their terms are consistent with the Exchange Notes. The amendments provide that: (a) our compliance with the terms of the Settlement Agreement will not violate the indenture, (b) amortization of certain expenses incurred in connection with the execution and performance of the Company’s obligations under the Settlement Agreement will be included in the definition of Consolidated Cash Flow and excluded in the definition of Fixed Charges, (c) the Exchange Notes and the subsidiary guarantees thereof will be Permitted Debt, and (d) the Trustee will not be obligated to give notice of a default until 30 days after it has knowledge of thereof.

Q:	May I tender my Old Notes for exchange and object to the amendments requested in the consent solicitation?

A:	No. If you tender and do not withdraw your Old Notes for exchange and we accept your Old Notes for exchange, you will be deemed to have consented to the amendments to the indenture governing the Old Notes.

Q:	What amount of Old Notes is the Company willing to accept in the exchange offer?

A:	We are willing to exchange all $400,000,000 of our outstanding Old Notes.

Q:	What is the minimum amount of Old Notes required to be tendered in the exchange offer?

A:	The exchange offer is not conditioned upon the valid tender of a minimum aggregate principal amount of Old Notes.

Q:	Will the Company exchange all of the Old Notes validly tendered?

A:	Yes. We will exchange all of the Old Notes validly tendered pursuant to the terms of the exchange offer.

Q:	What are the conditions to the completion of the exchange offer?

A:	The exchange offer is subject to the condition that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission. The exchange offer is also subject to our right to terminate or withdraw the exchange offer, which we may do in our sole discretion; provided, that our failure to consummate the exchange offer by November 1, 2007, could result in a breach of the Settlement Agreement and in a consequent acceleration of the outstanding Old Notes.

Q:	What are the conditions to the consent solicitation?

A:	The consent solicitation will not be effective unless the exchange offer is consummated. In addition, the amendments to the indenture governing the Old Notes will not be effective unless a majority of the Old Notes approves the amendments, which will occur if a majority of the Old Notes are tendered and accepted for exchange by us even if persons who do not exchange their Old Notes do not vote for the amendments.

Q:	Who may participate in the exchange offer?

A:	All holders of the Old Notes may participate in the exchange offer.

Q:	Do I have to tender all of my Old Notes to participate in the exchange offer?

A:	No. You do not have to tender all of your Old Notes to participate in the exchange offer. Old Notes accepted in the exchange will be retired and cancelled.

Q:	Will the Exchange Notes be freely tradable?

A:	The exchange offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933. As a result, the Exchange Notes we issue to you in exchange for your Old Notes will have similar characteristics to the Old Notes with respect to transfers to third parties. If your Old Notes are freely tradable, the Exchange Notes can be transferred freely.

Q:	Will the Exchange Notes be listed?

A:	We have not applied and do not intend to apply for listing of the Exchange Notes on any securities exchange.

Q:	What risks should I consider in deciding whether or not to tender my Old Notes?

A:	In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business and the Exchange Notes described in the section of this memorandum entitled “Risk Factors,” beginning on page 21, and the documents incorporated by reference into this memorandum.

Q:	How do I participate in the exchange offer?

A:	In order to exchange Old Notes, you must tender the Old Notes together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you own Old Notes held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct them to tender the Old Notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this document. We describe the procedures for participating in the exchange offer in more detail in the section titled “The Exchange Offer—Procedures for Exchange.”

Q:	May I withdraw my tender of Old Notes?

A:	Yes. You may withdraw any tendered Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Q:	What happens if my Old Notes are not accepted in the exchange offer?

A:	If we do not accept your Old Notes for exchange for any reason, the Old Notes tendered by book entry transfer into the exchange agent’s account at The Depository Trust Company will be credited to your account at DTC.

Q:	If I decide to tender my Old Notes, will I have to pay any fees or commissions to the Company or the exchange agent?

A:	We will pay transfer taxes, if any, applicable to the transfer of Old Notes pursuant to the exchange offer. Additionally, we will pay all other expenses related to the exchange offer. However, pursuant to the Settlement Agreement, we are not permitted and will not pay any commissions or concessions of any broker or dealer.

Q:	How will I be taxed on the exchange of my Old Notes?

A:	Please see the section of this memorandum titled “Certain United States Federal Income Tax Considerations.” The tax consequences to you of the exchange offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Q:	Has the Board of Directors adopted a position on the exchange offer?

A:	Our Board of Directors has approved the making of the exchange offer. However, our directors do not make any recommendation as to whether you should tender Old Notes pursuant to the exchange offer. You must make the decision whether to tender Old Notes and, if so, how many Old Notes to tender.

Q:	Who can I call with questions about how to tender my Old Notes?

A:	You should direct any questions regarding procedures for tendering Old Notes or requests for additional copies of this memorandum, the letter of transmittal or the documents incorporated by reference in this memorandum to U.S. Bank National Association, our exchange agent. Its address and telephone number are included on the back cover of this memorandum.

Q:	Where should I send my letter of transmittal and other required documents?

A:	You should send your letter of transmittal and other required documents to U.S. Bank National Association, our exchange agent. Its address and telephone number are included on the back cover of this memorandum.

Q:	When can my Exchange Notes be redeemed?

A:	We may redeem all or a portion of your Exchange Notes at any time on or prior to February 28, 2009 at 101% of the principal amount thereof, plus accrued and unpaid interest, and thereafter at the prices applicable to early redemption on the Old Notes. We describe how the Exchange Notes can be redeemed in more detail in the section titled “Description of Exchange Notes – Redemption of Exchange Notes at Our Option.”

Q:	When can I require you to repurchase my Exchange Notes?

A:	You can require us to repurchase all or a portion of your Exchange Notes at any time after February 28, 2009 and on or prior to December 15, 2011 at 101% of the principal amount thereof, plus accrued and unpaid interest. We describe your rights to require us to repurchase the Exchange Notes in more detail in “Description of Exchange Notes—Repurchase of Exchange Notes at the Option of Holders.”

SUMMARY

This summary highlights information contained elsewhere in this memorandum and the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read carefully the entire memorandum, including the section entitled “Risk Factors”; the financial statements and related notes to those financial statements incorporated by reference herein and the documents incorporated by reference. As used in this memorandum, unless otherwise required by the context, the terms “we,” “us” and “our” refer to Landry’s Restaurants, Inc. and its consolidated subsidiaries and the term “Landry’s” refers only to Landry’s Restaurants, Inc.

Our Business

General

We are a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, The Crab House, Charley’s Crab and The Chart House. As of December 31, 2006, we owned and operated over 179 full-service and certain limited-service restaurants in 29 states. Our portfolio of restaurants consists of a broad array of formats, menus and price-points that appeal to a wide range of markets and customer tastes. We offer concepts ranging from upscale steak and seafood restaurants to casual theme-based restaurants. We are also engaged in the ownership and operation of select hospitality businesses including hotel and casino resorts that provide our customers with unique dining, leisure and entertainment experiences, including the Golden Nugget Hotels and Casinos in downtown Las Vegas and Laughlin, Nevada.

We opened the first Landry’s Seafood House restaurant in 1980. In 1993, we became a public company. Our stock is listed on the New York Stock Exchange under the symbol “LNY.” In 1994, we acquired the first Joe’s Crab Shack (“Joe’s”) restaurant and in 1996, acquired the Crab House chain of restaurants. We acquired Rainforest Cafe, Inc., a publicly traded restaurant company, in 2000. During 2001, we changed our name to Landry’s Restaurants, Inc. to reflect our expansion and broadening of operations. During 2002, we acquired 15 Charley’s Crab seafood restaurants located primarily in Michigan and Florida, and 27 Chart House seafood restaurants, located primarily on the East and West Coasts of the United States. In October 2002, we purchased 27 Texas-based Saltgrass Steak House restaurants. In September 2005, we acquired the Golden Nugget Hotels and Casinos in downtown Las Vegas and Laughlin, Nevada (“Golden Nugget”). In February 2006, we acquired 80% of T-Rex Cafe, Inc. (“T-Rex”) from Schussler Creative, Inc. (SCI) and committed to the construction of at least four restaurants, two of which are to be located at high-profile Disney properties.

During the third quarter of fiscal 2006, as part of a strategic review of our operations, we initiated a plan to divest certain restaurants, including 136 Joe’s units. In November 2006, we completed the sale of 120 Joe’s restaurants to a non-affiliated entity, JCS Holdings, LLC, a newly formed entity created by J.H. Whitney Capital Partners, LLC.

We will continue to add to our base of restaurants, opening primarily Saltgrass Steak House and Signature Group restaurants (defined below). The majority of our remaining new restaurant expansion will be in areas where we are already located so we can take advantage of advertising and other economies of scale, including our existing labor force. In addition, we plan to selectively pursue other hospitality businesses that are complementary to our current operations.

Core Restaurant Concepts

Our portfolio of restaurant concepts consist of a variety of formats ranging from upscale steak and seafood restaurants to casual theme-based restaurants, each providing our guests with a distinct dining experience.

We currently operate our restaurants through the following divisions:

•	the Landry’s Division, our high-profile seafood and signature restaurants;

•	Rainforest Cafe, our rainforest-themed casual dining restaurants and;

•	Saltgrass Steak House, our Texas-Western themed casual dining restaurants.

Landry’s Division. The Landry’s Division is comprised of Landry’s Seafood House, The Crab House, Chart House and C.A. Muer restaurants and a few distinct concept restaurants that offer an upscale dining experience in a unique and memorable setting that we call our Signature Group. Our Signature Group of restaurants includes Grotto, Pesce, Vic & Anthony’s Steakhouse, Willie G’s Seafood and Steak House, La Griglia and Brenner’s Steakhouse.

•

Landry’s Seafood House. Landry’s Seafood House is a full-service traditional Gulf Coast seafood restaurant. It offers an extensive menu featuring fresh fish, shrimp, crab, lobster, scallops, other seafood, beef and chicken specialties in a comfortable, casual atmosphere. The restaurants feature a prototype look that is readily identified by a large theater-style marquee over the entrance and by a distinctive brick and wood facade, creating the feeling of a traditional old seafood house restaurant. Dinner entree prices range from $15.99 to $30.99, with certain items offered at market price. Lunch entrees range from $8.99 to $17.99. During the year ended December 31, 2006, alcoholic beverage sales accounted for approximately 19% of the concept’s total restaurant revenues.

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The Crab House. The Crab House is a full-service casual dining seafood restaurant with a casual nautical theme. Many of our The Crab House restaurants feature a fresh seafood salad bar. Dinner entree prices range from $14.99 to $26.99, with certain items offered at market price. Lunch entrees range from $8.99 to $14.99. During the year ended December 31, 2006, alcoholic beverage sales accounted for approximately 14% of the concept’s total restaurant revenues.

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Chart House and C.A. Muer. The Chart House restaurants and C.A. Muer restaurants, which include restaurants under several trade names, primarily Charley’s Crab, have very long and successful operating histories and provide an upscale full-service dining experience. Located on some of the most scenic properties on the East and West Coasts, many Chart House restaurants, which were founded in 1961, sit on prime waterfront venues. Charley’s Crab restaurants, which were founded in 1964, are generally situated throughout Michigan and Florida, include numerous waterfront locations and have unique architectural details with two restaurants located in renovated historical train stations. Both the Chart House and Charley’s Crab restaurant menus offer an extensive variety of seasonal fresh fish, shrimp, beef and other daily seafood specialties, and several restaurants also offer lunch seating and a Sunday brunch. Chart House dinner entree prices range from $17.99 to $42.99. Charley’s Crab dinner entree prices range from $17.00 to $39.99, with lunch entree prices ranging from $11.99 to $26.99. During the year ending December 31, 2006, alcoholic beverage sales accounted for approximately 23% of the Chart House restaurant revenues and 21% of the C.A. Muer total restaurant revenues.

Rainforest Cafe. The Rainforest Cafe restaurants provide full-service casual dining in a visually and audibly stimulating and entertaining rainforest-themed environment that appeal to a broad range of customers. Each Rainforest Cafe consists of a restaurant and a retail village. The restaurant provides an attractive value to customers by offering a full menu of high-quality food and beverage items served in a simulated rainforest complete with thunderstorms, waterfalls and active wildlife. In the retail village, we sell complementary apparel, toys and gifts with the Rainforest Cafe logo in addition to other items reflecting the rainforest theme. Entree prices range from $8.99 to $22.99. During the year ended December 31, 2006, retail sales and alcoholic beverage sales accounted for approximately 22% of the concept’s total restaurant revenues. Rainforest Cafe restaurants typically are larger units and generate higher unit volumes than restaurants in our other concepts, and have operating profit margins that are comparable to our other restaurants.

Saltgrass Steak House. The Saltgrass Steak House restaurants offer full-service casual dining in a Texas-Western theme. Prototype buildings welcome guests into a stone and wood beam ranch house complete with a fireplace and a saloon-style bar. Menu options extend from filet mignon to chicken fried steak to fresh fish to grilled chicken breast. Dinner entree prices range from $7.99 to $25.99 and lunch prices range from $7.99 to $14.99. During the year ended December 31, 2006, alcoholic beverage sales accounted for approximately 12% of the concept’s total restaurant revenues.

Specialty Growth Division

Our Specialty Growth Division consists of hospitality and amusement properties that provide ancillary revenue streams and opportunities complementary to our core restaurant business. The Specialty Growth Division includes the following properties:

Kemah Boardwalk—Galveston County, Texas. Our Specialty Growth Division commenced operations with the opening in 1999 of the Kemah Boardwalk, our owned amusement, entertainment and retail complex located on approximately 40 acres in Galveston County’s Kemah, Texas. The Kemah Boardwalk has multiple attractions; including specialty retail shops, a boutique hotel, a marina, and carnival-style rides and games. The Kemah Boardwalk’s activities are based upon and complementary to the business and traffic generated at our eight wholly owned and operated high-volume restaurants situated at that location, which include units from most of our core restaurant concepts described above as well as the original Aquarium Restaurant.

Downtown Aquarium—Houston, Texas. The Downtown Aquarium in Houston, Texas opened in 2003. The Downtown Aquarium features our second Aquarium Underwater Dining Adventure restaurant. In addition, the Downtown Aquarium also features a public aquarium complex with over 200 species of fish, a giant acrylic shark tank, dancing water fountains, a mini-amusement park and a bar/lounge.

Downtown Aquarium—Denver, Colorado. In 2003, we acquired Ocean Journey, a 12-acre aquarium complex located adjacent to downtown Denver, Colorado. This world-class facility, which is wholly owned and operated, and is home to over 500 species of fish, was built by a non-profit organization in 1999 at a cost of approximately $93.0 million. We purchased this ongoing aquarium enterprise in federal bankruptcy proceedings for $13.6 million with no outstanding debt or other obligations. Upon assumption of ownership, we reduced the complex’s workforce, keeping personnel necessary for ongoing operations and significantly reduced corporate overhead. We opened an up-scale Aquarium Restaurant in 2005, which transformed the aquarium into a recreational destination, and renamed the facility, adding a second Downtown Aquarium to the Specialty Growth Division.

Galveston Island Convention Center. The revitalization of the Galveston seawall on the Gulf of Mexico, an area that includes a significant number of our restaurants, is underway with our development of the Galveston Island Convention Center. The convention center is housed on a 26-acre beachfront locale. The facility accommodates a 43,000 square foot exhibition hall, a 15,500 square foot ballroom and over 12,000 square feet of smaller breakout rooms. The convention center is owned by the City of Galveston and managed and operated by us.

Holiday Inn on the Beach—Galveston, Texas. In 2003, we acquired the Holiday Inn on the Beach, a 180 room beachfront resort hotel located along Galveston’s seawall and near the new Galveston Island Convention Center. This property is wholly owned and operated by us.

Inn at the Ballpark—Houston, Texas. The Inn at the Ballpark is located in downtown Houston directly across the street from Minute Maid Park, home of the Houston Astros baseball team. This new luxury hotel has over 200 rooms and opened in early 2004. The hotel offers visitors to Houston easy access to all of downtown Houston’s amenities, including the newly expanded George R. Brown Convention Center, the new Toyota Center, home of the Houston Rockets basketball team, the theater district, and our own Downtown Aquarium. The hotel is wholly owned and operated by us.

Flagship Inn and Pleasure Pier—Galveston, Texas. In 2003, we purchased the Galveston Flagship Hotel from the City of Galveston for $500,000, subject to an existing lease. Upon expiration of the existing lease, we plan to transform the hotel into a 1800s-style inn located on a pier overlooking Galveston Bay and the Gulf of Mexico. The surrounding pier is expected to provide an assortment of entertainment and boardwalk games, including a roller coaster, ferris wheel and lighthouse reminiscent of an earlier historical leisure-time period.

Tower of the Americas—San Antonio, Texas. In 2004, we entered into a 15-year lease agreement with the City of San Antonio to renovate and operate the 750-foot landmark Tower of the Americas, a major tourist attraction in San Antonio. In the summer of 2006 this redevelopment culminated in the opening of Eyes Over Texas, an upscale revolving restaurant, an open air observation deck at the top of the tower, and a Texas-themed 4-D “multi-sensory” theater on the ground level.

T-Rex Cafe. In February 2006, we acquired 80% of T-Rex Cafe, Inc. (“T-Rex”). T-Rex is a unique concept that features an interactive prehistoric environment with life-size animatronic dinosaurs. Under the agreement, we guaranteed the funding for the construction, development and pre-opening of at least three T-Rex Cafes, the first of which opened in July 2006 in Kansas City. The next unit is expected to open in 2008 at Downtown Disney World.

Yak &Yeti. In February 2006, we also acquired the majority interest in a new Asian themed eatery which is expected to open in Disney’s Animal Kingdom Theme Park in 2007. In a setting reminiscent of a rural Himalayan village, the Asian-Fusion concept will offer both full-service table dining and quick service food as well as feature a retail component offering Asian goods ranging from Sushi plates to chopsticks and fine teapots.

Gaming Division

In 2005, we acquired the Golden Nugget Hotels and Casinos in Las Vegas and Laughlin, Nevada. We believe that the Golden Nugget brand name is one of the most recognized in the gaming industry and we expect to continue to capitalize on the strong name recognition and high level of quality and value associated with it. Demonstrating a long-standing commitment to quality and service, the Golden Nugget—Las Vegas has received the prestigious AAA Four Diamond Award for thirty consecutive years, which is a record for any lodging establishment in Nevada. Presented by the American Automobile Association, a North American motoring and leisure travel organization, the 2007 award was given to only 19 Nevada hotels of the approximately 50,000 eligible lodging establishments in the United States evaluated by the AAA. According to the AAA, establishments that receive the AAA Four Diamond Award are upscale in all areas and offer an extensive array of amenities and a high degree of hospitality, service and attention to detail.

Our business strategy is to create the best possible gaming and entertainment experience for our customers by providing a combination of comfortable and attractive surroundings with attentive service from friendly, experienced employees. We target out-of-town customers at both of our properties while also catering to the local customer base. We believe that the Golden Nugget—Las Vegas is the leading downtown destination for our out-of-town customers. The property offers the same complement of services as our Las Vegas Strip competitors, but we believe that our customers prefer the boutique experience we offer and the downtown environment. We emphasize the property’s wide selection of amenities to complement guests’ gaming experience and provide a luxury room product and personalized services at an attractive value. At the Golden Nugget—Laughlin, we focus on providing a high level of customer service, a quality dining experience at an appealing value, a slot product with highly competitive pay tables and a superior player rewards program.

Strategy

Our objective is to develop and operate a diversified restaurant, hospitality and entertainment company offering customers unique dining, leisure and entertainment experiences. We believe that this strategy creates a loyal customer base, generates a high level of repeat business and provides superior returns to our investors. By focusing on high-quality food, superior value and service, and the ambiance of our locations, we strive to create an environment that fosters repeat patronage and encourages word-of-mouth recommendations. Our operating strategy focuses on the following:

•

Commitment to providing an attractive price-value relationship. Our restaurants, hospitality and gaming facilities provide customers an attractive price-value relationship by serving generous portions with fresh ingredients in high-quality meals in comfortable and attractive surroundings with attentive service at reasonable prices.

•

Commitment to customer satisfaction. We provide our customers prompt, friendly and efficient service, keeping table-to-wait staff ratios low, providing a quality product, personalized service and staffing each operating unit with an experienced management team to ensure attentive customer service and consistent food quality.

•

Distinctive design and decor and casual atmosphere. Our restaurant concepts generally have a distinctive appearance and a flexible design, which can accommodate a wide variety of available sites. We strive to create a memorable dining experience for customers to ensure repeat and frequent patronage.

•

High-profile locations for restaurants. We locate a substantial number of our restaurants in markets that provide a balanced mix of tourist, convention, business and residential clientele. We believe that this strategy results in a high volume of new and repeat customers and provides us with increased name recognition in new markets. As of December 31, 2006, we had 70 restaurants that are considered waterfront properties, which we believe is the largest collection of waterfront restaurants of any domestic restaurant company.

•

Commitment to attracting and retaining quality employees. We believe there is a high correlation between the quality of unit management and our long-term success. We provide extensive training and attractive compensation as well as promote internally to foster a strong corporate culture and encourage a sense of personal commitment from our employees. Through our cash bonus program, our restaurant managers typically earn bonuses equal to 15% to 25% of their total cash compensation.

•

Expansion of our core restaurant concepts. We believe we have demonstrated the viability of our restaurant concepts in a wide variety of markets across the United States. We anticipate continued expansion of our core restaurant concepts by opening additional units in existing markets that provide us economic and operating efficiencies and the ability to leverage our operating expertise and knowledge as well as expanding into new markets. The specific rate at which we are able to open new restaurants will be determined by our success in locating satisfactory sites, negotiating acceptable lease or purchase terms, securing appropriate local governmental permits and approvals, obtaining adequate sources of capital and by our ability to supervise construction, recruit and train management personnel, and achieve or exceed targeted financial results and returns.

•

Pursuit of growth through acquisitions. Acquisitions have contributed significantly to our growth and will continue to play a substantial role in our growth strategy. We have a history of acquisitions, including Joe’s Crab Shack in 1994, The Crab House in 1996, Rainforest Cafe in 2000, C.A. Muer, Chart House and Saltgrass Steak House restaurants in 2002 and the Golden Nugget Casinos and Hotels in 2005. We continuously evaluate attractive acquisition opportunities and, at any given time, may be engaged in discussions with respect to possible material acquisitions, business combinations or investments in the restaurant, hospitality, amusement, entertainment (including gaming), food service, facilities management or other related industries. The following is a summary of our major acquisitions:

Rainforest Cafe (2000). Since our acquisition of Rainforest Cafe, we have focused on stabilizing this concept’s operations. We have closed unprofitable locations, renegotiated leases, reduced general and administrative expenses and refreshed the concept’s menu with proven menu items from our other concepts. Overall sales trends at Rainforest Cafe units at tourist destinations have improved, resulting in positive comparative sales for 2006.

Chart House and C.A. Muer (2002). The Chart House and C.A. Muer restaurant acquisitions enabled us to purchase a collection of valuable restaurant locations, many of which are situated on premium waterfront properties on the Pacific and Atlantic Oceans. We have remodeled many of these units, freshening and updating the look of these venues. In addition, these restaurants have undergone menu evaluations and re-engineering in order for us to feature successful dishes from previous menus side-by-side with bold, fresh ideas from our culinary experts. The remodeling and menu changes have been met with favorable results as evidenced by strong sales trends. No significant near-term expansion of these concepts is currently planned, and future growth will be dependent upon profitability and unit economics.

Saltgrass Steak House (2002). The nearly seamless integration of Saltgrass Steak House restaurants into our systems in late 2002 was highlighted by the conversion of all 27 restaurants to our financial tools within 60 days of acquisition. These tools include our point-of-sale system and also implementation of our profitability and labor/payroll programs. Since the acquisition, we have expanded the concept, opening two new steak houses in 2003, four in 2004, two in 2005 and five in 2006. Also, in 2006 we initiated a plan to convert a number of Joe’s Crab Shack restaurants into Saltgrass Steak Houses and we also opened our first unit outside of Texas. Further expansion of this concept into our existing markets and development of new markets is planned in 2007.

Golden Nugget (2005). The Golden Nugget acquisition allowed us to enter the gaming business with one of the most recognized brands in the industry and in the preeminent gaming city, Las Vegas, Nevada. We also acquired the Golden Nugget property in Laughlin, Nevada.

In 2005, we initiated a major renovation and expansion of the Las Vegas property designed to create additional excitement, improved amenities and dining options while maintaining the warmth and high level of personalized service for which the Golden Nugget is known. The first phase of the renovation was completed in 2006 and included opening a new spa, buffet, swimming pool, lounge, poker room, race and sports book and showroom. We also replaced several existing casino restaurants with restaurants from our existing portfolio of concepts. The second phase of the renovation will include the completion of a new event center, nightclub and an expansion of the gaming floor. The Golden Nugget Las Vegas occupies approximately eight acres in downtown Las Vegas with approximately 42,000 square feet of gaming area. The property also features three towers containing 1,907 rooms, the largest number of guestrooms in downtown Las Vegas, approximately 1,153 slot machines and 59 table games. The Golden Nugget—Laughlin has approximately 32,000 square feet of gaming space, 996 slot machines, 14 table games and 300 hotel rooms.

T-Rex (2006). In February 2006, we acquired 80% of T-Rex Cafe, Inc. (“T-Rex”) and committed to the construction of at least four restaurants, two of which are to be located at high profile Disney properties.

Summary of the Exchange Offer and Consent Solicitation

Purpose of the Exchange Offer

This exchange offer is being made as part of the settlement of a dispute between us and some of the holders of Old Notes. On March 16, 2007, we disclosed that we would not file our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 by the filing deadline. On March 20, 2007, we received written notice from U.S. Bank National Association, the Trustee under the indenture governing the Old Notes, which we refer to as the Trustee, stating that a default had occurred under our covenant to timely file the Form 10-K with the SEC. On July 24, 2007, we received notice from the Trustee declaring the unpaid principal and interest on all of the Old Notes to be due and payable immediately. On August 2, 2007 we obtained a temporary restraining order in Civil Action No. 3:07-CV-0046 in the United States District Court for the Southern District of Texas, Galveston Division, which ordered the Trustee to immediately withdraw the notice of acceleration and temporarily enjoined all holders of the Old Notes from taking any action predicated on the basis that the Old Notes had been accelerated. The parties to the litigation entered into the Settlement Agreement requiring us to initiate this exchange offer.

The Exchange Offer

We are offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes accepted for exchange. We will pay accrued and unpaid interest at 7.50% through August 28, 2007 on each Old Note accepted for exchange and at 9.50% from August 29, 2007 and thereafter on each Exchange Note issued to such holder of such Old Note, with such interest to be paid on the next scheduled interest payment date of the Exchange Notes.

Conditions to Exchange Offer	The exchange offer is subject to certain customary conditions.

Consent

If you tender your Old Notes in the exchange offer you will be deemed to consent to amendments to the indenture governing the Old Notes. The amendments provide that: (a) our compliance with the terms of the Settlement Agreement will not violate the indenture, (b) amortization of certain expenses incurred in connection with the execution and performance of the Company’s obligations under the Settlement Agreement will be included in the definition of Consolidated Cash Flow and excluded in the definition of Fixed Charges, (c) the Exchange Notes and the subsidiary guarantees thereof will be Permitted Debt, and (d) the Trustee will not be obligated to give notice of a default until 30 days after it has knowledge of thereof.

Required Consents

The amendments to the indenture governing the Old Notes require the consent of holders of at least a majority of the outstanding principal amount of the Old Notes. Once a majority of the Old Notes are exchanged for Exchange Notes, the amendments to the indenture governing the Old Notes will be approved even if persons retaining the Old Notes have not voted in favor of the amendments.

Expiration Date

The exchange offer will expire at 5:00 p.m. New York City time, on Tuesday, October 23, 2007, unless extended or earlier terminated by us. We may extend the expiration date for any reason, but we will not extend the offer beyond November 1, 2007 unless we have not had the indenture governing the Exchange Notes qualified by the SEC by such date. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m. on the business day after the scheduled expiration of the exchange offer.

Withdrawal of Tenders	Tenders of Old Notes may be withdrawn in writing at any time prior to 5:00 p.m., New York City time, on the expiration date.

Procedures for Exchange

In order to exchange Old Notes, you must tender the Old Notes together with a properly completed letter of transmittal and the other agreements and documents described in the letter of transmittal. If you own Old Notes held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct them to tender the Old Notes on your behalf, as well as submit a letter of transmittal and the other agreements and documents described in this document. All of the Old Notes are currently represented by a Global Note held by DTC, so all beneficial holders will need to comply with DTC’s ATOP procedures described below. We will determine in our reasonable discretion whether any Old Notes have been validly tendered.

Old Notes may be tendered by electronic transmission of acceptance through The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, or ATOP, procedures for transfer or by delivery of a signed letter of transmittal pursuant to the instructions described therein. Custodial entities that are participants in DTC must tender Old Notes through DTC’s ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the letter of transmittal. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities.

If you decide to tender Old Notes in the exchange offer, you may withdraw them at any time prior to the expiration of the exchange offer.

If the conditions to this exchange offer are not met or we decide for any reason not to accept any Old Notes for exchange, we will promptly return Old Notes that have been tendered without expense promptly after the expiration or termination of the exchange offer.

Acceptance of Old Notes

We will accept all Old Notes validly tendered and not withdrawn as of the expiration of the exchange offer and will issue the Exchange Notes promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this memorandum and the letter of transmittal. We will accept Old Notes for exchange after the exchange agent has received a timely book-entry confirmation of transfer of Old Notes into the exchange agent’s DTC account and a properly completed and executed letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Amendment of the Exchange Offer

We reserve the right not to accept any of the Old Notes tendered, and to otherwise interpret or modify the terms of this exchange offer to the extent permitted by the Settlement Agreement, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds

We will not receive any proceeds from this exchange offer. Old Notes that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of Exchange Notes will not result in any cash proceeds to us.

Taxation

Although it is not entirely free from doubt, it is likely that the exchange of Old Notes for Exchange Notes will constitute a tax-free recapitalization. Consequently, holders generally should not recognize any income or gain on the exchange, except to the extent of any accrued and unpaid interest on the Old Notes not previously included in income by the holders. Holders of Old Notes are urged to consult their own tax advisors. See “Certain United States Federal Income Tax Consequences”.

Old Notes Not Validly Tendered or Accepted for Exchange

Any Old Notes not validly tendered or not accepted for exchange for any other reason will be returned without expense to you as promptly as practicable after the expiration or termination of this exchange offer. If you do not exchange your Old Notes in this exchange offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights and subject to all the limitations applicable to the Old Notes, including rights under the Settlement Agreement.

Exchange Agent	U.S. Bank National Association is the exchange agent for this exchange offer. Its address and telephone numbers are located on the back cover of this memorandum.

Global Note

The Old Notes were, and any Exchange Notes issued in exchange for Old Notes tendered pursuant to DTC’s ATOP procedures will be, issued in the form of one or more fully registered global certificates (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC. Where the indenture refers to a specified percentage of Holders voting, giving notices or taking other action thereunder the term Holder will mean the beneficial holders of such specified percentage.

Material Differences Between The Old Notes And Exchange Notes

The material differences between the Old Notes and Exchange Notes are illustrated in the table below. The table below is qualified in its entirety by the information contained in this memorandum and the documents governing the Old Notes and the Exchange Notes, copies of which have been filed with the SEC. For a more detailed description of the Exchange Notes, see “Description of Exchange Notes.” The Old Notes and the Exchange Notes differ only in the manner described below.

Type of Difference	Old Notes	Exchange Notes
Redemption of Notes at Our Option	We may redeem some or all the Old Notes at any time on or after December 15, 2009, at the same redemption prices set forth in “Description of the Exchange Notes—Optional Redemption”. In addition, at any time prior to December 15, 2007, we may redeem up to 35% of the original aggregate principal amount of the Old Notes at a redemption price equal to 107.50% of their aggregate principal amount, plus accrued interest, with the net cash proceeds of certain public equity offerings.	In addition to the optional redemptions permitted under the Old Notes, we may also redeem the Exchange Notes at any time on or prior to February 28, 2009 at 101% of the principal amount thereof, plus accrued and unpaid interest.

Redemption of the Notes at Option of the Holder	None.	You may require us to repurchase Exchange Notes at any time after February 28, 2009 and on or prior to December 15, 2011 at 101% of the principal amount thereof, plus accrued and unpaid interest. See “Description of the Exchange Notes—Repurchase of Exchange Notes at the Option of Holders”.

Interest Rate	Have an interest rate of 7.50% per annum payable semi-annually on each June 15 and December 15.	Have an interest rate of 9.50% per annum from August 29, 2007, payable semi-annually on each June 15 and December 15.

Change in Covenants	If a majority of the Old Notes are accepted for Exchange, covenants in the indenture governing the Old Notes will be amended to provide that: (a) our compliance with the terms of the Settlement Agreement will not violate the indenture, (b) amortization of certain expenses incurred in connection with the execution and performance of the Company’s obligations under the	Covenants in the indenture will provide that the definition of “Consolidated Cash Flow” will include the amortization of certain expenses of the Company incurred in connection with the execution and performance of its obligations under the Settlement Agreement and exclude such amortization from the definition of “Fixed Charges.” See “Description of the

Type of Difference	Old Notes	Exchange Notes
	tender and consent. Settlement Agreement will be included in the definition of Consolidated Cash Flow and excluded in the definition of Fixed Charges, (c) the Exchange Notes and the subsidiary guarantees thereof will be Permitted Debt, and (d) the Trustee will not be obligated to give notice of a default until 30 days after it has knowledge of thereof. See “The Consent Solicitation.” When the amendments to the indenture become operative, all holders of Old Notes under the indenture will be bound by the amendments, including holders who did not tender and consent.	Exchange Notes—Certain Definitions.” In addition, the indenture will provide that: (a) our compliance with the terms of the Settlement Agreement will not violate the indenture and (b) that the Trustee will not be obligated to give notice of a default until 30 days after it has knowledge of thereof.

Definition of Holder	“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books, provided however that where the indenture refers to a specified percentage of Holders voting, giving notices or taking other action thereunder the term Holder shall mean the beneficial holder of such specified percentage.

Default and acceleration	In addition to the provisions described under the heading “Description of the Exchange Notes—Events of Default and Remedies”, if the Company fails to consummate the exchange offer on or prior to November 1, 2007, the Old Notes will be deemed in default under the Indenture, an uncurable Event of Default, as defined in the Indenture, will have occurred and the Old Notes will be deemed accelerated under the terms of the Indenture without any further act by any party; provided that the November 1, 2007 deadline for consummation of the Exchange may be extended for 15 days solely in the event the SEC has yet to qualify the Indenture under the Trust Indenture Act.	As described under the heading “Description of the Exchange Notes—Events of Default and Remedies”.

Summary of Exchange Notes

Issuer	Landry’s Restaurants, Inc.

Exchange Notes	Up to $400,000,000 aggregate principal amount of 9.50% Senior Notes due December 15, 2014.

Offering Price	100% of the principal amount of the Exchange Notes.

Maturity of Notes	December 15, 2014.

Guarantees

The Exchange Notes will be unconditionally guaranteed on a senior unsecured basis by each of our current and future domestic restricted subsidiaries, which we refer to as our subsidiary guarantors. Not all of our subsidiaries will be subsidiary guarantors. See “Description of the Exchange Notes—General—The Subsidiary Guarantees.”

Interest Payment Dates

June 15 and December 15 of each year, commencing on December 15, 2007. Interest on the Exchange Notes will begin to accrue as of August 29, 2007. Interest on any tendered Old Notes will accrue up to but not including August 29, 2007.

Ranking	The Exchange Notes will be unsecured and unsubordinated debt of Landry’s Restaurants, Inc. Accordingly, they will rank:

•	equally with all of our existing and future unsecured and unsubordinated debt, including any unexchanged Old Notes;

•	effectively subordinated to our existing and future secured debt to the extent of the assets securing such debt, including our senior credit facility; and

•	ahead of any of our future subordinated debt.

The guarantees will be general unsecured unsubordinated obligations of the subsidiary guarantors. Accordingly, they will rank equally with all unsecured unsubordinated debt of the subsidiary guarantors, effectively behind all secured debt of the subsidiary guarantors to the extent of the assets securing such debt, and ahead of all future subordinated debt of the subsidiary guarantors. Not all of our subsidiaries will be subsidiary guarantors. See “Description of the Exchange Notes—General—The Subsidiary Guarantees.”

In addition to the $400,000,000 in principal amount of Old Notes, we had $94.6 million in senior indebtedness outstanding as of August 31, 2007.

Sinking Fund	None.

Redemption of Exchange Notes at Our Option	We may redeem the Exchange Notes at any time on or prior to February 28, 2009 at 101% of the principal amount thereof, plus accrued and unpaid interest. We may also redeem some or all the

Exchange Notes at any time on or after December 15, 2009, at the redemption prices set forth in “Description of the Exchange Notes—Optional Redemption.”

Repurchase of the Exchange Notes at the Option of the Holder	You may require us to repurchase Exchange Notes at any time after February 28, 2009 and on or prior to December 15, 2011 at 101% of the principal amount thereof, plus accrued and unpaid interest

Repurchase at Option of Holder Upon a Change of Control

Upon the occurrence of a change of control (as described under “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control”), we must offer to repurchase the Exchange Notes at 101% of the principal amount of the Exchange Notes, plus accrued interest to the date of repurchase.

Certain Covenants	The indenture governing the Exchange Notes contains covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	borrow money or sell preferred stock;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments;

•	sell stock of certain of our subsidiaries;

•	restrict dividends or other payments from subsidiaries;

•	enter into transactions with affiliates;

•	issue guarantees of debt; and

•	sell assets or merge with other companies.

These covenants are subject to a number of important qualifications and exceptions as described under the caption “Description of the Exchange Notes—Certain Covenants.”

See “Description of the Exchange Notes” for more detailed information about the terms of the Exchange Notes.

RISK FACTORS

You should carefully consider the specific risk factors set forth below, as well as the specific risk factors relating to our business and our industry before deciding to invest in the Exchange Notes. You should also consider the other information contained or incorporated by reference in this memorandum before deciding to invest in the Exchange Notes. This memorandum contains or incorporates statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions.

Risks Relating to our Business

Because of the following factors, as well as other variables affecting our operating results and financial condition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Some of our restaurants have limited operating histories, which makes it difficult for us to predict their future results of operations.

A number of our restaurants have been open for less than two years. Consequently, the earnings achieved to date by such restaurants may not be indicative of future operating results. Should enough of these restaurants underperform our estimate of their performance, it could have a material adverse effect on our operating results.

Because many of our restaurants are concentrated in single geographic areas, our results of operations could be materially adversely affected by regional events.

Many of our existing and planned restaurants are concentrated in the southern half of the United States. This concentration in a particular region could affect our operating results in a number of ways. For example, our results of operations may be adversely affected by economic conditions in that region and other geographic areas into which we may expand. Also, given our present geographic concentration, adverse publicity relating to our restaurants could have a more pronounced adverse effect on our overall revenues than might be the case if our restaurants were more broadly dispersed. In addition, as many of our existing restaurants are in the Gulf Coast area from Texas to Florida, we are particularly susceptible to damage caused by hurricanes or other severe weather conditions. While we maintain property and business interruption insurance, we carry large deductibles, and there can be no assurance that if a severe hurricane or other natural disaster should affect our geographical areas of operations, we would be able to maintain our current level of operations or profitability, or that property and business interruption insurance would adequately reimburse us for our losses.

Moreover, in response to higher insurance costs for our property and casualty coverage due to our large concentration of coastal properties, we significantly reduced our aggregate insurance policy limits and purchased individual windstorm policies for the majority of our operating units located along the Texas gulf coast. Although, we have never had an insurance claim in excess of our existing coverage, there is no assurance that we will have adequate insurance coverage to recover losses that may result from a catastrophic event.

Our gaming activities rely heavily on certain markets, and changes adversely impacting those markets could have a material adverse effect on our gaming business.

The Golden Nugget properties are both located in Nevada and, as a result, our gaming business is subject to greater risks than a more diversified gaming company. These risks include, but are not limited to, risks related to local economic and competitive conditions, changes in local and state governmental laws and regulations (including changes in laws and regulations affecting gaming operations and taxes) and natural and other disasters. Any economic downturn in Nevada or any terrorist activities or disasters in or around Nevada could have a significant adverse effect on our business, financial condition and results of operations. In addition, there can be no assurance that gaming industry revenues in, or leisure travel to and throughout, Nevada or the surrounding local markets will continue to grow.

We also draw a substantial number of customers from other geographic areas, including southern California, Hawaii and Texas. A recession or downturn in any region constituting a significant source of our customers could result in fewer customers visiting, or customers spending less at, the Golden Nugget properties, which would adversely affect our results of operations. Additionally, there is one principal interstate highway between Las Vegas and southern California, where a large number of our customers reside. Capacity restraints of that highway or any other traffic disruptions may affect the number of customers who visit our facilities.

If we are unable to obtain a seafood supply in sufficient quality and quantity to support our operations, our results of operations could be materially adversely affected.

In the recent past, certain types of seafood have experienced fluctuations in availability. We have in the past utilized several seafood suppliers and have not experienced any difficulty in obtaining adequate supplies of fresh seafood on a timely basis. In addition, some types of seafood have been subject to adverse publicity due to certain levels of contamination at their source, which can adversely affect both supply and market demand. We maintain an in-house inspection program for our seafood purchases and, in the past, have not experienced any detriment from contaminated seafood. However, we can make no assurances that in the future either seafood contamination or inadequate supplies of seafood might not have a significant and materially adverse effect on our operating results and profitability.

If we are unable to anticipate and react to changes in food and other costs, our results of operations could be materially adversely affected.

Our profitability is dependent on our ability to anticipate and react to increases in food, labor, employee benefits, and similar costs over which we have limited or no control. Specifically, our dependence on frequent deliveries of fresh seafood and produce subjects us to the risk of possible shortages or interruptions in supply caused by adverse weather or other conditions that could adversely affect the availability and cost of such items. Our business may also be affected by inflation. In the past, management has been able to anticipate and avoid any adverse effect on our profitability from increasing costs through our purchasing practices and menu price adjustments, but there can be no assurance that we will be able to do so in the future.

We use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may adversely affect our results of operations.

We use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, any substantial increases in the cost of electricity and natural gas in the United States will increase our cost of operations, which would negatively affect our operating results. The extent of the impact is subject to the magnitude and duration of the energy price increases, but this impact could be material. In addition, higher energy and gasoline prices affecting our customers may increase their cost of travel to our hotel-casinos and result in reduced visits to our properties and a reduction in our revenues.

The restaurant, hospitality and gaming industries are particularly affected by trends and fluctuations in demand and are highly competitive. If we are unable to successfully surmount these challenges, our business and results of operations could be materially adversely affected.

Restaurant Industry

The restaurant industry is intensely competitive and is affected by changes in consumer tastes and by national, regional, and local economic conditions and demographic trends. The performance of individual restaurants may be affected by factors such as:

•	traffic patterns,

•	demographic considerations,

•	the amounts spent on, and the effectiveness of, our marketing efforts,

•	weather conditions, and

•	the type, number, and location of competing restaurants.

We have many well established competitors with greater financial resources and longer histories of operation than ours, including competitors already established in regions where we are planning to expand, as well as competitors planning to expand in the same regions. We face significant competition from mid-priced, full-service, casual dining restaurants offering seafood and other types and varieties of cuisine. Our competitors include national, regional, and local chains as well as local owner-operated restaurants. We also compete with other restaurants and retail establishments for restaurant sites.

Gaming Industry

The United States gaming industry is intensely competitive and features many participants, including many world class destination resorts with greater name recognition, different attractions, amenities and entertainment options than our facilities. In a broader sense, gaming operations face competition from all manner of leisure and entertainment activities.

Our competitors have more gaming industry experience, and many are larger and have significantly greater financial, selling and marketing, technical and other resources. Our competitors include multinational corporations that enjoy widespread name recognition, established brand loyalty, decades of casino operation experience and a diverse portfolio of gaming assets.

We face ongoing competition as a result of the upgrading or expansion of facilities by existing market participants, the entrance of new gaming participants into a market or legislative changes. Certain states have recently legalized, and several other states are currently considering legalizing, casino gaming in designated areas. Legalized casino gaming in these states and on Indian reservations would increase competition and could adversely affect any future gaming operations.

Our growth strategy depends on opening new restaurants. Our ability to expand our restaurant base is influenced by factors beyond our control, which may slow restaurant development and expansion and impair our growth strategy.

We are pursuing a moderate and disciplined growth strategy which, to be successful, will depend in large part on our ability to open new restaurants and to operate these restaurants on a profitable basis. We anticipate that our new restaurants will generally take several months to reach planned operating levels due to inefficiencies typically associated with new restaurants, including lack of market awareness, the need to hire and train sufficient personnel and other factors. We cannot guarantee that we will be able to achieve our expansion goals or operating results similar to those of our existing restaurants. One of our biggest challenges in meeting our growth objectives will be to locate and secure an adequate supply of suitable new restaurant sites. We have experienced delays in opening some of our restaurants and may experience delays in the future. Delays or failures in opening new restaurants could materially and adversely affect our planned growth. The success of our planned expansion will depend upon numerous factors, many of which are beyond our control, including the following:

•	the hiring, training and retention of qualified personnel, especially managers;

•	Reliance on the knowledge of our executives to identify available and suitable restaurant sites;

•	competition for restaurant sites;

•	negotiation of favorable lease terms;

•	timely development of new restaurants, including the availability of construction materials and labor;

•	management of construction and development costs of new restaurants;

•	Securing required governmental approvals and permits in a timely manner, or at all;

•	cost and availability of capital;

•	competition in our markets; and

•	general economic conditions.

In addition, we contemplate entering new markets in which we have no operating experience. These new markets may have different demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause the new restaurants to be less successful in these new markets than in our existing markets.

Our growth strategy may strain our management, financial and other resources. For instance, our existing systems and procedures, restaurant management systems, financial controls, information systems, management resources and human resources may be inadequate to support our planned expansion of new restaurants. We may not be able to respond on a timely basis to all of the changing demands that the planned expansion will impose on our infrastructure and other resources.

The expansion of our business through acquisitions poses risks that may reduce the benefits we anticipate and could harm our business and our financial condition.

We have historically been, and we expect to continue to be, an active acquirer of restaurants, hospitality and entertainment properties and other related businesses. Part of our strategy involves acquisitions of restaurants and restaurant concepts and businesses involved in the hospitality, amusement and entertainment (including gaming) industries designed to expand and enhance our core operations. We have evaluated and expect to continue to evaluate possible acquisition and investment transactions on an ongoing basis and, at any given time, may be engaged in discussions with respect to possible acquisitions, business combinations or investments. Certain of these transactions, if consummated, could be material to our operations and financial condition.

Our ability to benefit from acquisitions depends on many factors, including our ability to identify acquisition prospects, access capital markets at an acceptable cost of capital, negotiate favorable transaction terms and successfully integrate any businesses we acquire. Integrating businesses we acquire into our operational framework may involve unanticipated delays, costs and other operational problems. If we encounter unexpected problems with one of our acquisitions or alliances, our senior management may be required to divert attention away from other aspects of our businesses to address these problems. Acquisitions also pose the risk that we may be exposed to successor liability relating to actions by an acquired company and its management before the acquisition. The due diligence we conduct in connection with an acquisition, and any contractual guarantees or indemnities that we receive from the sellers of acquired companies, may not be sufficient to protect us from, or compensate us for, actual liabilities. A material liability associated with an acquisition could adversely affect our reputation and results of operations and reduce the benefits of the acquisition.

The cost of compliance with the significant governmental regulation to which we are subject or our failure to comply with such regulation could materially adversely affect our results of operations.

The restaurant industry is subject to extensive state and local government regulation relating to the sale of food and alcoholic beverages and to sanitation, public health, fire and building codes. Alcoholic beverage control regulations require each of our restaurants to apply for and obtain from state authorities a license or permit to sell alcohol on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations affect various aspects of daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. In certain states, we may be subject to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from the establishment which wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our comprehensive general liability insurance.

Our operations may be impacted by changes in federal and state taxes and other federal and state governmental policies which include many possible factors such as:

•	the level of minimum wages,

•	the deductibility of business and entertainment expenses,

•	levels of disposable income and unemployment, and

•	national and regional economic growth.

There are various federal, state and local governmental initiatives to increase the level of minimum wages which would increase our labor costs.

Difficulties or failures in obtaining required licensing or other regulatory approvals could delay or prevent the opening of a new restaurant. The suspension of, or inability to renew a license could interrupt operations at an existing restaurant, and the inability to retain or renew such licenses would adversely affect the operations of such restaurant. Our operations are also subject to requirements of local governmental entities with respect to zoning, land use and environmental factors which could delay or prevent the development of new restaurants in particular locations.

At the federal and state levels, there are from time to time various proposals and initiatives under consideration to further regulate various aspects of our business and employment regulations. These and other initiatives could adversely affect us as well as the restaurant industry in general. In addition, seafood is harvested on a world-wide basis and, on occasion, imported seafood is subject to federally imposed import duties.

We conduct licensed gaming operations in Nevada, and various regulatory authorities, including the Nevada State Gaming Control Board and the Nevada Gaming Commission, require us to hold various licenses and registrations, findings of suitability, permits and approvals to engage in gaming operations and to meet requirements of suitability. These gaming authorities also control approval of ownership interests in gaming operations. These gaming authorities may deny, limit, condition, suspend or revoke our gaming licenses, registrations, findings of suitability or the approval of any of our ownership interests in any of the licensed gaming operations conducted in Nevada, any of which could have a significant adverse effect on our business, financial condition and results of operations, for any cause they may deem reasonable. If we violate gaming laws or regulations that are applicable to us, we may have to pay substantial fines or forfeit assets. If, in the future, we operate or have an ownership interest in casino gaming facilities located outside of Nevada, we may also be subject to the gaming laws and regulations of those other jurisdictions.

If additional gaming regulations are adopted or existing ones are modified in Nevada, those regulations could impose significant restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the federal and Nevada state and local legislatures that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our business. Legislation of this type may be enacted in the future. If there is a material increase in federal, state or local taxes and fees, our business, financial condition and results of operations could be adversely affected.

Our officers, directors and key employees are required to be licensed or found suitable by gaming authorities and the loss of, or inability to obtain, any licenses or findings of suitability may have a material adverse effect on us.

Our officers, directors and key employees are required to file applications with the gaming authorities in the State of Nevada, Clark County, Nevada and the City of Las Vegas and are required to be licensed or found suitable by these gaming authorities. If any of these gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the gaming authorities may require us to terminate the employment of any person who refuses to file the appropriate applications. Either result could significantly impair our gaming operations.

Our business is subject to seasonal fluctuations, and, as a result, our results of operations for any given quarter may not be indicative of the results that may be achieved for the full fiscal year.

Our business is subject to seasonal fluctuations. Historically, our highest earnings have occurred in the second and third quarters of the fiscal year, as our revenues in most of our restaurants have typically been higher during the second and third quarters of the fiscal year. As a result, results of operations for any single quarter are not necessarily indicative of the results that may be achieved for a full fiscal year. Quarterly results have been, and in the future will continue to be, significantly impacted by the timing of new restaurant openings and their respective pre-opening costs.

Our international operations subject us to certain external business risks that do not apply to our domestic operations.

Rainforest Cafe has license arrangements relating to the operations and development of Rainforest Cafes in the United Kingdom, Japan, France, Mexico, Canada, Egypt and Turkey. These agreements include a per unit development fee and restaurant royalties ranging from 3% to 7% of revenues. There are nine international units; one is owned outright, and the rest are franchises. We own various equity interests in several of the international franchise locations. Our international operations will be subject to certain external business risks such as exchange rate fluctuations, political instability and the significant weakening of a local economy in which a foreign unit is located. In addition, it may be more difficult to register and protect our intellectual property rights in certain foreign countries.

If we are unable to protect our intellectual property rights, it could reduce our ability to capitalize on our brand names, which could have an adverse affect on our business and results of operations.

Landry’s Seafood House, Rainforest Cafe, Charley’s Crab, Saltgrass Steak House, Chart House and Golden Nugget are each registered as a federal service mark on the Principal Register of the United States Patent and Trademark Office. The Crab House is a registered design mark. We pursue registration of our important service marks and trademarks and vigorously oppose any infringement upon them. There is no assurance that any of our rights in any of our intellectual property will be enforceable, even if registered, against any prior users of similar intellectual property or against any of our competitors who seek to utilize similar intellectual property in areas where we operate or intend to conduct operations. The failure to enforce any of our intellectual property rights could have the effect of reducing our ability to capitalize on our efforts to establish brand equity.

We face the risk of adverse publicity and litigation, the cost or adverse results of which could have a material adverse effect on our business and results of operations.

We may from time to time be the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns. Publicity resulting from these allegations may materially adversely affect us, regardless of whether the allegations are valid or whether we are liable. In addition, employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, prospects, financial condition, operating results and/or cash flows.

In connection with certain of our discontinued operations, we remain the guarantor or assignor under a number of leased locations. In the event of future defaults under any of such leased locations we may be responsible for significant damages to existing landlords which may materially affect our financial condition, operating results and/or cash flows.

Unfavorable publicity relating to one or more of our restaurants in a particular brand may taint public perception of the brand.

Multi-unit restaurant businesses can be adversely affected by publicity resulting from poor food quality, illness or other health concerns or operating issues stemming from one or a limited number of restaurants.

Labor shortages or increases in labor costs could slow our growth or harm our business.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including regional operational managers and regional chefs, restaurant general managers, executive chefs and casino employees, necessary to continue our operations and keep pace with our growth. Qualified individuals that we need to fill these positions are in short supply and competition for these employees is intense. If we are unable to recruit and retain sufficient qualified individuals, our business and our growth could be adversely affected. Additionally, competition for qualified employees could require us to pay higher wages, which could result in higher labor costs. If our labor costs increase, our results of operations will be negatively affected.

Health concerns relating to the consumption of seafood, beef and other food products could affect consumer preferences and could negatively impact our results of operations.

Consumer food preferences could be affected by health concerns about the consumption of various types of seafood, beef or chicken. In addition, negative publicity concerning food quality or possible illness and injury resulting from the consumption of certain types of food, such as negative publicity concerning the levels of mercury or other carcinogens in certain types of seafood, e-coli, “mad cow” and “foot-and-mouth” disease relating to the consumption of beef and other meat products, “avian flu” related to poultry products and the publication of government, academic or industry findings about health concerns relating to food products served by any of our restaurants could also affect consumer food preferences. These types of health concerns and negative publicity concerning the food products we serve at any of our restaurants may adversely affect the demand for our food and negatively impact our results of operations.

In addition, we cannot guarantee that our operational controls and employee training will be effective in preventing food-borne illnesses, such as hepatitis A, and other food safety issues that may affect our restaurants. Food-borne illness incidents could be caused by food suppliers and transporters and, therefore, would be outside of our control. Any publicity relating to health concerns or the perceived or specific outbreaks of food-borne illnesses or other food safety issues attributed to one or more of our restaurants, could result in a significant decrease in guest traffic in all of our restaurants and could have a material adverse effect on our results of operations. We face the risk of litigation in connection with any outbreak of food-borne illnesses or other food safety issues at any of our restaurants. If a claim is successful, our insurance coverage may not be adequate to cover all liabilities or losses and we may not be able to continue to maintain such insurance, or to obtain comparable insurance at a reasonable cost, if at all. If we suffer losses, liabilities or loss of income in excess of our insurance coverage or if our insurance does not cover such loss, liability or loss of income, there could be a material adverse effect on our results of operations.

Expanding our restaurant base by opening new restaurants in existing markets could reduce the business of our existing restaurants.

Our growth strategy includes opening restaurants in markets in which we already have existing restaurants. We may be unable to attract enough customers to the new restaurants for them to operate at a profit. Even if we are able to attract enough customers to the new restaurants to operate them at a profit, those customers may be former customers of one of our existing restaurants in that market and the opening of new restaurants in the existing market could reduce the revenue of our existing restaurants in that market.

Restaurant companies have been the target of class actions and other lawsuits alleging, among other things, violation of federal and state law.

We are subject to a variety of claims arising in the ordinary course of our business brought by or on behalf of our customers or employees, including personal injury claims, contract claims, and employment-related claims. In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace, employment and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. We are currently defending purported collective and class action lawsuits alleging violations, among other things, of minimum wage and overtime provisions of federal and state labor laws. Regardless of whether any claims against us are valid or whether we are ultimately determined to be liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment for any claims could materially adversely affect our financial condition or results of operations (especially if there is no insurance coverage), and adverse publicity resulting from these allegations may materially adversely affect our business. We offer no assurance that we will not incur substantial damages and expenses resulting from lawsuits, which could have a material adverse effect on our business.

Rising interest rates would increase our borrowing costs, which could have a material adverse effect on our business and results of operations.

We currently have, and may incur, additional indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which may have an adverse effect on our business, results of operations and financial condition.

The capital costs of our specialty growth and gaming divisions are extremely high. As a result, the failure of any one of these could have a material adverse effect on our operations.

In connection with our specialty growth and gaming divisions, we incur significant capital expenditures. As a result, the failure of one or more of these projects could have a significant affect on our financial condition and operations.

The loss of Tilman J. Fertitta could have a material adverse effect on our business and development.

We believe that the development of our business has been, and will continue to be, dependent on Tilman J. Fertitta, our Chief Executive Officer, President, and Chairman of the Board. The loss of Mr. Fertitta’s services could have a material adverse effect upon our business and development, and there can be no assurance that an adequate replacement could be found for Mr. Fertitta in the event of his unavailability.

Changes in our tax rates could affect our future results

Our future effective tax rates could be affected by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or their interpretation. In addition we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax provision, however there can be no assurance that we will accurately predict the outcomes of these audits and the actual outcomes of these audits could have a material impact on our net income. In addition, the carrying values of deferred tax assets are dependent on our ability to generate future taxable income.

The matters relating to the investigation of our historical stock option granting practices and the restatement of our consolidated financial statements have resulted in our being named as a party in a derivative legal action and may result in future litigation, which could harm our business and financial condition.

As a result of our voluntary internal review of our historical stock option granting practices, we recorded additional non-cash compensation expense. To correct these accounting errors, we restated our consolidated financial statements for certain applicable periods. The investigation and restatements have exposed us to greater risks associated with litigation. Publicity resulting from these actions may materially adversely affect us, regardless of the cause or effect of the actions. Since December 31, 2006, one derivative action has been filed naming a number of current and former officers and directors as defendants. The Company is a nominal defendant. We cannot assure you about the outcome of this derivative lawsuit or any future litigation. The conduct and resolution of litigation could be time consuming, expensive, cause us to have to pay legal expenses in certain instances to current and former officers and directors, and may distract management from the conduct of our business. In addition, damages and other remedies awarded in any such litigating could harm our business and financial condition.

Other risk factors may adversely affect our financial performance.

Other risk factors that could cause our actual results to differ materially from those indicated in the “Forward-Looking Statements” in this memorandum include, without limitation, changes in travel and outside dining habits as a result of terrorist activities perceived or otherwise, weather and other acts of God.

There are inherent limitations in all control systems, and misstatements due to error that could seriously harm our business may occur and not be detected.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. For the year ended December 31, 2006, management determined that there were material deficiencies in our internal controls for reporting financial statements.

Risks Related to the Exchange Notes

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations under the Exchange Notes.

As of June 30, 2007 we had $487.7 million of total debt and stockholders’ equity of $434.3 million. Our ability to make payments on our debt, operate our business and to fund planned capital expenditures will depend on our ability to generate cash in the future. The Exchange Notes will require us to pay annually an additional $8 million in interest to our noteholders. Our substantial debt service obligations could have important consequences to you, including the following:

•	limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, debt service requirements or other purposes;

•	make it more difficult for us to satisfy our obligations on the Exchange Notes;

•	increase our vulnerability to compete effectively or operate successfully under adverse economic and industry conditions;

•	limit our ability to obtain additional financing and our flexibility in planning for, or reacting to, changes in our business or industry;

•	the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness would reduce the amount of cash available for other purposes;

•	increase our vulnerability to interest rate increases as the borrowings under our senior credit facility are at variable interest rates;

•	place us at a competitive disadvantage to many of our competitors who are less leveraged than we are; and

•	cause a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still be able to incur significantly more debt, which would further reduce the cash we have available to invest in our operations or to service our debt obligations. The terms of the indenture governing the Exchange Notes and the terms of our senior credit facility and the agreements governing our other indebtedness, limit, but do not prohibit, the incurrence of additional indebtedness by us and our subsidiaries in the future.

As of August 31, 2007, we had approximately $228.4 million available for additional borrowings under the revolving credit facility portion of our senior credit facility. The more leveraged we become, the more we, and in turn the holders of our indebtedness, become exposed to the risks described above.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the Exchange Notes, and to fund planned capital expenditures will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future will depend on the satisfaction of the covenants in our senior credit facility and our other debt agreements, including the indenture governing the Exchange Notes, and other agreements we may enter into in the future. Specifically, we will need to maintain certain financial ratios. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the Exchange Notes, or to fund our other liquidity needs.

In addition, prior to the repayment of the Exchange Notes, we will be required to repay or refinance our senior credit facility, the revolving credit facility portion of which matures in 2009 and the term loan portion of which matures in 2010. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as sales of assets, sales of equity and/or negotiations with our lenders to restructure the applicable debt. Our credit agreements and the indenture governing the Exchange Notes may restrict our business or market conditions may limit our ability to do some of these things.

Our debt instruments include restrictive and financial covenants that limit our operating flexibility.

Our senior credit facility requires us to maintain certain financial ratios, and our senior credit facility and the indenture governing the Exchange Notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe such actions are in our best interest. These include, among other things, restrictions on our ability to:

•	incur additional debt;

•	create liens or negative pledges with respect to our assets;

•	pay dividends or distributions on, or redeem or repurchase, our capital stock;

•	make investments, loans or advances or other forms of payments;

•	issue, sell or allow distributions on capital stock of specified subsidiaries;

•	enter new lines of business;

•	prepay or defease specified indebtedness, including the Exchange Notes;

•	enter into transactions with affiliates; or

•	merge, consolidate or sell our assets.

Any failure to comply with the restrictions of our senior credit facility or the indenture governing the Exchange Notes or existing and any subsequent financing agreements may result in an event of default. Such default may allow our creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, these creditors may be able to terminate any commitments they had made to provide us with further funds. See “Description of the Exchange Notes—Certain Covenants” for more information on our restrictive and financial covenants.

Although the Exchange Notes are referred to as senior notes, they are effectively subordinated to our and the subsidiary guarantors’ secured debt to the extent of the value of the collateral securing such debt and the liabilities of our non-guarantor subsidiaries.

Unlike borrowings under our senior credit facility, the Exchange Notes, and each guarantee of the Exchange Notes, are unsecured and therefore will be effectively subordinated to any secured debt we, or the relevant subsidiary guarantor, may incur to the extent of the assets securing such debt. In the event of a bankruptcy or similar proceeding involving us or a subsidiary guarantor, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the Exchange Notes. As of August 31, 2007 we had $592.7 million of total debt outstanding, $94.6 million of which was secured debt, effectively senior to the Exchange Notes, and up to $228.4 million of additional availability under our senior credit facility, all of which would be effectively senior to the Exchange Notes. The terms of the indenture governing the Exchange Notes allows us to incur substantial amounts of additional secured debt. In addition, the Exchange Notes are effectively subordinated to the debt and other liabilities of our non-guarantor subsidiaries.

Borrowings under our senior credit facility will be secured by a security interest in substantially all of our and our subsidiary guarantor’s tangible and intangible property and assets, including substantially all of our owned real property, and will include a lien on all capital stock of our present and future domestic restricted subsidiaries. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, or if our debt under our senior credit facility is accelerated, the lenders under such facilities would be entitled to exercise the remedies available to secured lenders under applicable law. In such event, our assets and those of our subsidiary guarantors will be available to pay obligations on the Exchange Notes only after holders of our indebtedness under our senior credit facility have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Exchange Notes.

Not all of our subsidiaries have guaranteed the Exchange Notes, the assets of our non-guarantor subsidiaries may not be available to make payments on the Exchange Notes and the Exchange Notes are structurally subordinated to the debt and other liabilities of our non-guarantor subsidiaries.

Not all of our existing subsidiaries have guaranteed the Exchange Notes and all of our future unrestricted subsidiaries will not guarantee the Exchange Notes. Payments on the Exchange Notes are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the Exchange Notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. For the year ended December 31, 2006, our non-guarantor subsidiaries had revenues of $265.5 million, or 23.4% of our consolidated 2006 revenues. As of June 30, 2007, our non-guarantor subsidiaries had total assets of $496.0 million. These subsidiaries will not be subject to the terms of the indenture governing the Exchange Notes and the assets and operations acquired or developed by these subsidiaries will not be available for repayment of the Exchange Notes.

In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the Exchange Notes are structurally subordinated to all of the debt and other liabilities of our non-guarantor subsidiaries, including trade payables. As of June 30, 2007, our non-guarantor subsidiaries had $464.7 million of debt and other liabilities (excluding intercompany liabilities).

The guarantees may not be enforceable because of fraudulent conveyance laws or state corporate laws prohibiting shareholder distributions by an insolvent subsidiary.

The subsidiary guarantors’ guarantees of the Exchange Notes may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws or state laws prohibiting guarantees or other shareholder distributions by an insolvent subsidiary if a bankruptcy lawsuit or other action is commenced by or on behalf of our or the subsidiary guarantors’ unpaid creditors.

Under these laws, if in such a lawsuit a court were to find that, at the time a subsidiary guarantor incurred debt (including debt represented by the guarantee), such subsidiary guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors;

•

received less than reasonably equivalent value or fair consideration for incurring this debt and the subsidiary guarantor (a) was insolvent or was rendered insolvent by reason of incurring this debt, (b) was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature; or

•

in some states, had assets valued at less than its liabilities, or would not be able to pay its debts as they become due in the usual course of business (regardless of the consideration for incurring the debt);

then the court could void the guarantee or subordinate the amounts owing under the guarantee to the subsidiary guarantor’s presently existing or future debt or take other actions detrimental to you.

The subsidiary guarantors may be subject to the allegation that, since they incurred their guarantees for our benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets at fair valuation; or

•

the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance, is a prohibited distribution to the parent shareholder or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be Landry’s Restaurants Inc.’s creditor or that of any subsidiary guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding Exchange Notes to become immediately due and payable.

We may be unable to make a change of control offer required by the indenture governing the Exchange Notes, which would cause defaults under the indenture governing the Exchange Notes, our senior credit facility and other financing arrangements.

The terms of the Exchange Notes require us to make an offer to repurchase the Exchange Notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the Exchange

Notes, plus accrued and unpaid interest, if any, to the date of the purchase. The terms of our senior credit facility require, and future financing and other arrangements may require, repayment of amounts outstanding in the event of a change of control and prohibit us from repurchasing your Exchange Notes while commitments or amounts are outstanding under the senior credit facility. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Exchange Notes or that restrictions in our senior credit facility, and other financing agreements will not allow the repurchases. See “Description of the Exchange Notes—Repurchase Upon a Change of Control.”

In addition, it is not certain whether we would be required to make a change in control offer to repurchase the Exchange Notes upon certain asset sales, because the meaning of “substantially all” assets, the sale of which would constitute a change of control, is not established under applicable law. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Notes to require us to repurchase such Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the company and its subsidiaries taken as a whole to another person or group may be uncertain. See “Description of the Exchange Notes—Certain Covenants—Asset Sales.”

We may be unable to repurchase the Exchange Notes at your option as required by the indenture governing the Exchange Notes, which would cause defaults under the indenture governing the Exchange Notes, our senior credit facility and other financing arrangements.

You may require us to repurchase Exchange Notes at any time after February 28, 2009 and on or prior to December 15, 2011 at 101% of the principal amount thereof, plus accrued and unpaid interest. See “Description of the Exchange Notes—Repurchase of Exchange Notes at the Option of Holders”. The terms of our senior credit facility prohibit us from repurchasing your Exchange Notes while commitments or amounts are outstanding under the senior credit facility. It is possible that we will not have sufficient funds at such time to repurchase of Exchange Notes or that restrictions in our senior credit facility, and other financing agreements will not allow the repurchases.

Failure to consummate the exchange offer and comply with the other terms of the Settlement Agreement will result in the acceleration of the Old Notes.

Under the terms of the Settlement Agreement, if the Company fails to timely consummate the exchange offer, the Old Notes will be deemed in default under the Indenture, an uncurable Event of Default, as defined in the Indenture, will have occurred and the Old Notes will be deemed accelerated. A similar acceleration may be declared if we fail to comply with certain other terms of the Settlement Agreement. Such an acceleration would constitute a default under our senior credit facility and we may not have sufficient funds to pay the holders of the Old Notes and the lenders under our senior credit facility.

There is no public market for the Exchange Notes.

The Exchange Notes are new securities for which there currently is no market. Any market that develops may not last. We do not intend to apply for listing of the Exchange Notes on any securities exchange or other stock market.

Our Chief Executive Officer and President is a significant shareholder of our company and his interests could conflict with your interests as a holder of Exchange Notes.

Tilman J. Fertitta, our Chief Executive Officer and President, owns approximately 30% of our outstanding common stock and he is also Chairman of our Board of Directors. Although Mr. Fertitta does not control a majority of our voting power, he does have considerable influence in decisions affecting all aspects of our company. As a result, circumstances could arise in which the interests of Mr. Fertitta, as an equity holder, could conflict with the interests of the holders of the Exchange Notes, such as if we encounter financial difficulties.

Mr. Fertitta, as with other equity investors in our company, may have an interest in pursuing acquisitions, divestitures, financings and other transactions that, in their judgment, enhance the value of an equity investment in our company, even though such transactions might involve risks, or be detrimental, to the holders of the Exchange Notes.

Risks Relating to the Exchange Offer

If you do not exchange your Old Notes, the Old Notes you retain may become less liquid as a result of the exchange offer.

If a significant number of Old Notes are exchanged in the exchange offer, the liquidity of the trading market for the Old Notes, if any, after the completion of the exchange offer may be substantially reduced. Any Old Notes exchanged will reduce the aggregate number of Old Notes outstanding. As a result, the Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this memorandum were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Notes will exist or be maintained and we cannot assure you as to the prices at which the Old Notes may be traded.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your Old Notes in the exchange offer and we have not obtained a third-party determination that the exchange offer is fair to holders of the Old Notes.

We are not making a recommendation as to whether holders of the Old Notes should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the Old Notes that the value of the Exchange Notes received in the exchange offer will in the future equal or exceed the value of the Old Notes tendered and we do not take a position as to whether you ought to participate in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For purposes of computing ratio of earnings to fixed charges, earnings consist of the sum of our pre-tax income from continuing operations and fixed charges minus capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, amortization of capitalized expenses related to indebtedness, and estimated interest factor (33.3%) of rent expense. Rent expense excludes taxes and common area maintenance charges.

	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	1.5	1.8	2.1	2.3	2.5

USE OF PROCEEDS

We will not receive any proceeds from this exchange offer. Old Notes that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled. Accordingly, our issuance of Exchange Notes will not result in any cash proceeds to us.

THE EXCHANGE OFFER

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this memorandum and the accompanying letter of transmittal, to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of validly tendered and accepted Old Notes. We are offering to exchange all of the Old Notes. However, the exchange offer is subject to the conditions described in this memorandum.

Based on the principal amount of the Old Notes outstanding as of the date of this memorandum, we are offering to acquire up to $400,000,000 aggregate principal amount of Old Notes that are validly tendered on the terms and subject to the conditions set forth in the memorandum and in the accompanying letter of transmittal.

You may tender all, some or none of your Old Notes, subject to the terms and conditions of the exchange offer. Holders of Old Notes must tender their Old Notes in a minimum $1,000 principal amount and multiples thereof.

The exchange offer is not being made to, and we will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of the offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Our Board of Directors and officers do not make any recommendation to the holders of the Old Notes as to whether or not to exchange all or any portion of their Old Notes. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your Old Notes for exchange and, if so, the amount of Old Notes to tender.

Consent Solicitation

If you tender your Old Notes in the exchange offer, you will be deemed to consent to amendments to the indenture governing the Old Notes. You may not tender your Old Notes pursuant to the exchange offer unless you consent to the proposed amendments to the indenture.

The solicitation date will be the same date as the expiration date for the exchange offer. For more information about the consent solicitation, see “The Consent Solicitation.”

Conditions to the Exchange Offer

Subject to the terms of the Settlement Agreement, we will not be required to accept for exchange any Old Notes tendered, and we may terminate or amend this offer if we deem it inadvisable to proceed with the offer or with the acceptance for exchange and issuance of the Exchange Notes.

We may, at any time before the expiration of the exchange offer:

(a) terminate the exchange offer and return all tendered Old Notes to the holders thereof;

(b) modify, extend or otherwise amend the exchange offer and retain all tendered Old Notes until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see “—Expiration Date; Extensions; Amendments,” “—Proper Execution and Delivery of Letter of Transmittal” and “—Withdrawal of Tenders” below); or

(c) waive the unsatisfied conditions and accept all Old Notes tendered and not previously withdrawn.

Except for the requirements of applicable United States federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Under the terms of the Settlement Agreement, if the Company fails to consummate the exchange offer on or prior to November 1, 2007, the Old Notes will be deemed in default under the Indenture, an uncurable Event of Default, as defined in the Indenture, will have occurred and the Old Notes will be deemed accelerated under the terms of the Indenture without any further act by any party; provided that the November 1, 2007 deadline for consummation of the Exchange may be extended for 15 days solely in the event the SEC has yet to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” shall mean 5:00 p.m., New York City time, on Tuesday, October 23, 2007, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended. We will not extend the expiration date beyond November 1, 2007 unless we have not had the indenture governing the Exchange Notes qualified by the SEC by such date.

We reserve the right, in our sole discretion, but subject to the terms of the Settlement Agreement, to (1) extend the exchange offer as set forth above, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above or (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such delay, extension, termination or amendment to the exchange agent. Any such extension, termination or amendment will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer for a period of five to twenty business days, depending upon the significance of the amendment, if the exchange offer would otherwise have expired during such five to twenty business day period. Any change in the consideration offered to holders of Old Notes in the exchange offer shall be paid to all holders whose Old Notes have previously been tendered pursuant to the exchange offer.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a memorandum supplement that we distribute to the holders of the Old Notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of Tender

Any valid tender by a holder of Old Notes that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind. We will pay accrued and unpaid interest at 7.50% through August 28, 2007 on each Old Note accepted for exchange and at 9.50% from August 29, 2007 and thereafter on each Exchange Note issued to such holder of such Old Note, with such interest to be paid on the next scheduled interest payment date of the Exchange Notes. In addition, a validly tendered Old Note that is accepted for exchange will be deemed to have consented to the amendments to the indenture governing the Old Notes.

Absence of Dissenters’ Rights

Holders of the Old Notes do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Old Notes for Exchange

The Exchange Notes will be delivered in book-entry form promptly following the expiration date of the exchange offer.

We will be deemed to have accepted validly tendered Old Notes when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of Exchange Notes will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the Old Notes for the purpose of receiving book-entry transfers of Old Notes in the exchange agent’s account at DTC. If any validly tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if Old Notes are validly withdrawn, such withdrawn Old Notes will be returned without expense to the tendering holder or such Old Notes will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Old Notes, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Exchange

If you hold Old Notes and wish to have such securities exchanged for Exchange Notes, you must validly tender, or cause the valid tender of, your Old Notes using the procedures described in this memorandum and in the accompanying letter of transmittal.

Only registered holders of Old Notes (or their DTC participants, as described below) are authorized to tender the Old Notes (at the instruction of the beneficial holders as applicable). The procedures by which you may tender or cause to be tendered Old Notes will depend upon the manner in which the Old Notes are held, as described below.

Tender of Old Notes Held Through a Nominee

If you are a beneficial owner of Old Notes that are held of record by a custodian bank, depositary, broker, dealer, trust company or other nominee, and you wish to tender Old Notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the Old Notes on your behalf using one of the procedures described below. Your nominee will provide you with its instruction letter, which you must use to give these instructions.

Tender of Old Notes Through DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has Old Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Notes as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Notes credited to their accounts. If you are not a DTC participant, you may tender your Old Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this memorandum, the exchange agent will establish accounts with respect to the Old Notes at DTC for purposes of the exchange offer.

Any participant in DTC may tender Old Notes effecting a book-entry transfer of the Old Notes to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Old Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to 5:00 p.m. New York City time on the expiration date of the exchange offer.

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this memorandum. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of Exchange Notes for Old Notes tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of Old Notes:

•

irrevocably sells, assigns and transfers to or upon our order all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Old Notes tendered thereby;

•	waives any and all rights with respect to the Old Notes;

•	consents to the amendments described herein to the indenture governing the Old Notes;

•

releases and discharges us and the trustee with respect to the Old Notes from any and all claims such holder may have, now or in the future, arising out of or related to the Old Notes, including, without limitation, any claims that such holder is entitled to participate in any redemption of the Old Notes;

•	represents and warrants that the Old Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant in which the Exchange Notes are to be credited; and

•

irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the exchange offer, delivery of your Old Notes, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on a letter of transmittal need not be guaranteed if:

•

the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Old Notes and the holder(s) has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the Old Notes are tendered for the account of an eligible guarantor institution.

Guaranteed Delivery Procedures

Holders who wish to tender their Old Notes and:

•	whose Old Notes are not immediately available;

•	who cannot complete the procedures for book-entry transfer on a timely basis;

•	who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete a tender of Old Notes held in book-entry form using DTC’s ATOP procedures on a timely basis;

may effect a tender if they tender through an eligible institution or if they tender using ATOP’s guaranteed delivery procedures.

A tender of Old Notes made by or through an eligible guarantor institution will be accepted if:

(1) prior to 5:00 p.m. New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, e-mail or hand delivery, that:

•	sets forth the name and address of the holder and the principal amount of the Old Notes tendered,

•	states that the tender is being made, and

•

guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a confirmation of book-entry transfer into the exchange agent’s account at DTC of Old Notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(2) the properly completed and executed letter of transmittal or a facsimile together with a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

A tender made through DTC’s ATOP will be accepted if:

(3) prior to 5:00 p.m. New York City time, on the expiration date, the exchange agent receives an agent’s message from DTC stating that DTC has received an express acknowledgement from the participant in DTC tendering the Old Notes that they have received and agree to be bound by the notice of guaranteed delivery; and

(4) the exchange agent receives, within five business days after the expiration date, either:

•	a book-entry conformation, including an agent’s message, transmitted via DTC’s ATOP procedures; or

•	a properly completed and executed letter of transmittal or a facsimile and all other documents required by the letter of transmittal.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Tenders of Old Notes in connection with the exchange offer may be withdrawn at any time prior to 5:00 p.m. the expiration date of the exchange offer, but you must withdraw all of your Old Notes previously tendered. Tenders of Old Notes may not be withdrawn at any time after such date unless the exchange offer is extended, in which case tenders of Old Notes may be withdrawn at any time prior to the expiration date, as extended.

Beneficial owners desiring to withdraw Old Notes previously tendered should contact the DTC participant through which such beneficial owners hold their Old Notes. In order to withdraw Old Notes previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (i) withdrawing its acceptance through ATOP or (ii) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. However, signatures on the notice of withdrawal need not be guaranteed if the Old Notes being withdrawn are held for the account of an eligible guarantor institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of Old Notes may not be rescinded and any Old Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Old Notes, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Notes in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of Old Notes unless we waive that condition for all such holders. None of us, the exchange agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Old Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such Old Notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if Exchange Notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Notes tendered by such holder.

Exchange Agent

U.S. Bank National Association has been appointed the exchange agent for the exchange offer. Letters of transmittal, notices of guaranteed delivery and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Notes, or a beneficial owner’s custodian bank, depositary, broker, dealer, trust company or other nominee, to the exchange agent at the address set forth on the back cover page of this memorandum. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Other Fees and Expenses

Tendering holders of Old Notes will not be required to pay any expenses of soliciting tenders in the exchange offer. However if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

THE CONSENT SOLICITATION

In connection with the exchange offer, we are soliciting consents to proposed amendments to the indenture governing the Old Notes.

How to Consent or Revoke Consent

If you tender your Old Notes in the exchange offer you will be deemed to have consented to the proposed amendments to the indenture governing the Old Notes. The consent and letter of transmittal for the exchange offer constitutes a consent to the proposed amendments. You may not participate in the exchange offer unless you consent to proposed amendments to the indenture.

Your consent may not be revoked unless you also withdraw the Old Notes from the exchange offer. If you tender your Old Notes in the exchange offer and then withdraw them, you will also be deemed to have revoked the consent to the amendments to the indenture governing the Old Notes. For a description of your ability to withdraw Old Notes tendered in the exchange offer, see “The Exchange Offer—Withdrawal Rights.”

If you are a beneficial owner of Old Notes that are held of record by a custodian bank, depositary, broker, dealer, trust company or other nominee, and you wish to consent without tendering your Old Notes in the exchange offer, you should contact the record holder and instruct the record holder to consent to the amendments to the indenture governing the Old Notes. Your nominee will provide you with its instruction letter, which you must use to give these instructions.

Amendments to the Old Notes

We are proposing to amend the following provisions of the indenture governing the Old Notes. To be effective under the indenture governing the Old Notes, these amendments must receive the consent of holders of at least a majority of the outstanding principal amount of the Old Notes. The proposed amendments will provide that amortization of certain expenses incurred in connection with the execution and performance of the Company obligations under the Settlement Agreement will be included in the definition of “Consolidated Cash Flow” and excluded from the definition of “Fixed Charges.”

The proposed amendments will include the Exchange Notes and the subsidiary guarantees thereof within the definition of “Permitted Debt” and will provide that the Trustee will not be obligated to give notice of a default until 30 days after it has knowledge of thereof.

In addition, the amendments will provide that our compliance with the terms of the Settlement Agreement will not constitute a default under the terms of the indenture governing the Old Notes.

We are seeking the consent to these amendments as a single proposal. Therefore, you must consent to all of the amendments or withhold consent on all of the proposals.

The indenture governing the Exchange Notes will also exclude such amounts from the definitions of “Consolidated Net Income” and “Fixed Charges” and will include a provision providing that compliance with the Settlement Agreement will not result in a default thereunder.

When Amendments Become Effective

We intend to execute the supplemental indenture governing the Old Notes on the date we close the exchange offer if we receive the approval of at least a majority of the outstanding principal amount of Old Notes. The supplemental indenture will become effective when executed by us and the trustee but will become operative only on the closing of the exchange offer.

Consequences of Failure to Participate in the Consent Solicitation

If you do not participate in the exchange offer and the proposed amendments become effective, you will be bound by the amendments even if you do not consent to them.

DESCRIPTION OF THE EXCHANGE NOTES

The Exchange Notes will be issued under an Indenture dated October 23, 2007 the Company, as issuer, the Subsidiary Guarantors and the Trustee. The Exchange Notes will be subject to and governed by the Trust Indenture Act. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is a summary of the material provisions of the Indenture and the Notes. It does not restate the Indenture in its entirety. Since this description is only a summary, you should refer to the Indenture and the Notes, which we have filed with the SEC, for a complete description of our obligations and your rights.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “Company” refers only to Landry’s Restaurants, Inc. and not to any of its subsidiaries

General

The Notes

The Notes will mature on December 15, 2014 and will initially be issued in an aggregate principal amount of $400,000,000 less the principal amount of the Old Notes remaining outstanding. The Company may issue an unlimited principal amount of additional notes (the “Additional Notes”) from time to time, subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000.

Interest on the Notes accrues at the rate of 9.50% per year and is payable semi annually in arrears on June 15 and December 15, commencing on December 15, 2007. The Company will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

Interest on the Notes will accrue from (and including) August 29, 2007 or, if interest has already been paid, from (and including) the most recent interest payment date to which interest has been paid to (and excluding) the next interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will be:

•	general unsecured obligations of the Company;

•

effectively subordinated to any secured Indebtedness of the Company, including the Indebtedness of the Company under the Credit Agreement, to the extent of the value of the assets securing such indebtedness;

•	ranking equally in right of payment with any unsecured, unsubordinated Indebtedness of the Company, including the Old Notes;

•	ranking ahead in right of payment to all existing and future subordinated Indebtedness of the Company; and

•	guaranteed by the Subsidiary Guarantors on a senior unsecured basis.

The Subsidiary Guarantees

The Notes will be guaranteed, jointly and severally, by all of the existing and future Domestic Subsidiaries of the Company that guarantee the Company’s obligations under the Credit Agreement. Each Subsidiary Guarantee of the Notes will be:

•	a general unsecured obligation of such Subsidiary Guarantor;

•

effectively subordinated to any secured Indebtedness of such Subsidiary Guarantor, including the Indebtedness of such Subsidiary Guarantor under the Credit Agreement, to the extent of the value of the assets securing such indebtedness;

•	ranking equally in right of payment with any unsecured, unsubordinated Indebtedness of such Subsidiary Guarantor; and

•	ranking ahead in right of payment to all existing and future subordinated Indebtedness of such Subsidiary Guarantor.

As of the date of the Indenture, all of our subsidiaries other than GNL, Corp., GNLV, Corp. Golden Nugget Experience, LLC, Golden Nugget, Inc., Island Hospitality, Inc., Island Entertainment, Inc., Landry’s Gaming, Inc., LCHLN, Inc., LGE, Inc., Rainforest Café Canada Holdings, Inc., T-Rex Café—Kansas City, Inc., T-Rex Café—Orlando, Inc., T-Rex Café, Inc., and Yorkdale Rainforest Restaurants, Inc. were “Restricted Subsidiaries.” Each of GNL, Corp., GNLV, Corp. Golden Nugget Experience, LLC, Golden Nugget, Inc., Island Hospitality, Inc., Island Entertainment, Inc., Landry’s Gaming, Inc., LCHLN, Inc., LGE, Inc., T-Rex Café—Kansas City, Inc., T-Rex Café—Orlando, Inc., and T-Rex Café, Inc. is an “Unrestricted Subsidiary.” In addition, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Restricted Subsidiaries as “Unrestricted Subsidiaries.” Except as noted below in “—Certain Covenants—Restricted Payments,” Unrestricted Subsidiaries of the Company will generally not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes. In addition, the Unrestricted Subsidiaries and non-Domestic Subsidiaries will not be Subsidiary Guarantors. The Subsidiaries that will not guarantee the Notes had total assets of $293.7 million and total revenues of $265.5 million for the year ended December 31, 2006.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

As of August 31, 2007, the Company and its guarantor subsidiaries, on a consolidated basis, had $492.7 million of total debt outstanding, $94.6 million of which was secured indebtedness.

Methods of Receiving Payments on the Notes

All payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

Except as provided below, the Notes will not be redeemable at the Company’s option during the period commencing March 1, 2009 and continuing through December 14, 2009. After December 15, 2009, the Company may, subject to the restrictions in the Credit Agreement, redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, to the applicable redemption date, if redeemed during the periods indicated below:

Year	Percentage
On or prior to February 28, 2009	101.00%
During the 12-month period beginning December 15, 2009	103.75%
During the 12-month period beginning December 15, 2010	102.50%
During the 12-month period beginning December 15, 2011	101.25%
During the 12-month period beginning December 15, 2012 and thereafter	100.00%

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase upon a Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain change of control events (including, without limitation, a Change of Control under the Indenture) with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance any borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such Indebtedness, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under the Credit Agreement and under such other agreements.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Repurchase of Exchange Notes at the Option of Holders

You have the right to require us to repurchase the Exchange Notes at any time after February 28, 2009 and on or prior to December 15, 2011 (the “Repurchase Period”). Notes will be purchased by the Company (each date of purchase, a “Purchase Date”) at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes to (but excluding) the applicable Purchase Date (the “Purchase Price”).

Purchases of Notes shall be made upon:

•

delivery to the Paying Agent by the Holder of a written notice of purchase (a “Purchase Notice”) at any time from the opening of business on the date that is 60 days prior to the applicable Purchase Date until the close of business on the 30th day prior to the applicable Purchase Date; and

•

delivery of the Notes to be purchased to the Paying Agent prior to the third Business Day preceding the applicable Purchase Date (together with any necessary endorsements) at the offices of the Paying Agent.

The Purchase Notice given by each Holder electing to have the Company purchase some or all of the Notes held by such Holder must state:

•	the certificate numbers of the Holder’s Notes to be delivered for purchase (or, if the Notes are not certificated, such other identification necessary to comply with the procedures of the Depositary);

•	the portion of the principal amount of Notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the Notes are to be purchased by the Company pursuant to the terms and conditions specified in Section 13.14 of the Indenture.

Any Holder delivering a Purchase Notice to the Paying Agent shall have the right to withdraw such Purchase Notice at any time prior to the close of business on the second Business Day preceding the Purchase Date by delivery of facsimile transmission or a written notice of withdrawal to the Paying Agent. The Company will have the right to approve all such withdrawal requests. The notice must specify:

•	the name of the Holder;

•	the principal amount of Notes being withdrawn;

•	the certificate numbers of the Notes being withdrawn (or, if the Notes are not certificated, such withdrawal notice must comply with the procedures of the Depositary); and

•	the principal amount, if any, of the Notes that remain subject to the Purchase Notice (which number must be $1,000 or an integral multiple of $1,000).

The Company will comply with all applicable securities laws. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of the Indenture relating to such purchase, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 13.14 of the Indenture by virtue of such compliance.

The Company shall (i) accept for payment Notes or portions thereof validly tendered pursuant to the Purchase Notice, (ii) deposit with the Paying Agent (no later than 10:00 a.m. New York City time on the Purchase Date) money, in immediately available funds, sufficient to pay the Purchase Price of all Notes or portions thereof so tendered and accepted and (iii) deliver, or direct the Paying Agent to deliver, to the Trustee the Notes so accepted together with an Officers’ Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount in immediately available funds equal to the Purchase Price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion to the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof.

With respect to each Note for which a Purchase Notice has been given, if the Paying Agent holds immediately available funds sufficient to pay the Purchase Price on the Business Day following the applicable Purchase Date, in accordance with the terms of the Indenture, then immediately after the Purchase Date interest on such Note will cease to accrue, whether or not such Note is delivered to the Paying Agent. Thereafter, all other rights of the Holder shall terminate, other than the right to receive the Purchase Price upon delivery of such Note.

Our ability to repurchase Exchange Notes with cash may be limited by the terms of our then existing indebtedness, financial agreements or financial resources.

The Credit Agreement prohibits the Company from purchasing any Notes. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance any borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such Indebtedness, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under the Credit Agreement and under such other agreements.

Certain Covenants

Restricted Payments

(A) The Company will not, and will not permit any of its Restricted Subsidiaries (or, in the case of (3) below, any Subsidiary of the Company) to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (i) in Equity Interests (other than Disqualified Stock) of the Company or (ii) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Subsidiary of the Company (other than any such Equity Interests owned by the Company or any of its Restricted Subsidiaries);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Subsidiary Guarantee, except (a) a payment of interest or principal at the Stated Maturity thereof and (b) to the extent made by an Unrestricted Subsidiary with proceeds from any Investments in such Unrestricted Subsidiary pursuant to clauses (12) or (13) of the definition of “Permitted Investments”; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) of this paragraph (A) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after December 28, 2004 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (11) and (12) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after December 28, 2004 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of (i) the aggregate net cash proceeds and (ii) the fair market value of property other than cash (provided that where the value of such property exceeds $10.0 million, the fair market value of such property shall be determined by the Board of Directors based upon an opinion or appraisal by an independent accounting, appraisal or investment banking firm of national standing), in each case, received by the Company since December 28, 2004 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) to the extent that any Restricted Investment that was made after December 28, 2004 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; provided, however, that no amount shall be included under this clause (c) to the extent it is already included in Consolidated Net Income; plus

(d) the net reduction in Restricted Investments in any Person resulting from dividends, loan repayments or other transfers of property to the Company or any Restricted Subsidiary; provided that the value attributed to any such transferred property (other than cash) pursuant to this clause (d) shall, where such value exceeds $10.0 million, be determined by the Board of Directors based upon an opinion or appraisal by an independent accounting, appraisal or investment banking firm of national standing.

(B) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Subsidiary Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(b) of the preceding paragraph (A);

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(7) dividends paid on shares of Disqualified Stock of the Company issued in accordance with the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8) the payment of any dividends by the Company on outstanding shares of its Common Stock in an aggregate amount not to exceed $12.75 million in any 12-month period;

(9) the repurchase, redemption or other acquisition for value by the Company of shares of its Common Stock during the 12 months following December 28, 2004; provided that the aggregate consideration paid for all such repurchased, redeemed or acquired shares of Common Stock of the Company shall not exceed $25.0 million; provided further that at the time of each such repurchase, redemption or other acquisition the Consolidated Cash Flow of the Company for the preceding four fiscal quarters for which internal quarterly financial statements are available is not less than $146.0 million;

(10) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement entered into in the ordinary course of business, the aggregate purchase price paid (excluding the cancellation of debt owing by such individual) for all such repurchased, redeemed, acquired or retired any such Equity Interests in any calendar year to be in an amount not to exceed $1.5 million; provided that the Company may carry over and make in subsequent calendar years, in addition to the $1.5 million permitted hereunder for such calendar year, the amount of such repurchases, redemptions, acquisitions or retirements for value permitted to be made, but not made, in any preceding calendar years; provided further that the Company may, with respect to any such repurchases, redemptions, acquisitions or retirements for value of Equity Interests held by Tilman J. Fertitta to be made in any one calendar year, aggregate the $1.5 million amount available to the Company with respect to each calendar year under this clause (10) from the Issue Date through the final maturity of the Notes and apply all or a portion of such aggregate amount (less the aggregate purchase price of all repurchases, redemptions, acquisitions or retirements for value made in any previous calendar year pursuant to this clause (10)) to repurchases, redemptions, acquisitions or retirements for value of Equity Interests held by the Company’s Chief Executive Officer to be made in such calendar year;

(11) the repurchase, redemption or other acquisition or retirement for value of any outstanding Equity Interests of any of the Restricted Subsidiaries of the Company; provided that the aggregate purchase price paid for all such repurchased, redeemed, acquired or retired Equity Interests made since December 28, 2004 shall not exceed $10.0 million; provided, further, that to the extent the holder of any such Equity Interests is an Affiliate of the Company (other than a Restricted Subsidiary), such repurchase, redemption, acquisition or retirement for value complies with the requirements of the covenant “—Transactions with Affiliates”; or

(12) other Restricted Payments made since December 28, 2004 not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $25.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors, as evidenced by a Board Resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company and any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $450.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any Indebtedness incurred pursuant to this clause (1) (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “—Asset Sales”;

(2) Existing Indebtedness;

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Old Notes and the related Subsidiary Guarantees issued under the Indenture dated December 28, 2004 and outstanding on the Issue Date (after giving effect to the issuance of the Notes)

(4) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees to be issued on the date of the Indenture;

(5) the incurrence by the Company or any Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed $25.0 million at any time outstanding;

(6) the incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (6) or (9) of this paragraph;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Wholly Owned Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor;

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7); and

(c) Indebtedness owed to the Company or any Subsidiary Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Company or a Subsidiary Guarantor.

(8) the Guarantee by the Company or any Subsidiary Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that, if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu to the same extent as the Indebtedness Guaranteed;

(9) the incurrence by the Company or any Subsidiary Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $25.0 million;

(10)(i) Indebtedness of the Company or any of its Restricted Subsidiaries under agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the acquisition or disposition of any business or assets, so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition, (ii) Indebtedness of the Company of any its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary to provide security for workers’ compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to worker’s compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence and (iv) the incurrence by the Company of Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(11) Indebtedness of the Company to the extent that the net proceeds thereof are promptly deposited to defease the Notes in accordance with the provisions of “—Legal Defeasance and Covenant Defeasance”; and

(12) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness or Capital Stock incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and Permitted Refinancing Indebtedness incurred in respect thereof; provided, however, that after giving effect to the incurrence of such Indebtedness, the Company would be able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of this covenant.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on December 28, 2004 shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Notwithstanding any other provision of this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, the maximum amount of Indebtedness that may be incurred pursuant to this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value shall be determined by (a) the Chief Executive Officer of the Company, where such value is less than $5.0 million and (b) the Company’s Board of Directors, as evidenced by a Board Resolution, where such value is $5.0 million or greater and, in each case, such determination shall be set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of these. For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms pari passu or subordinated to the Notes or any Subsidiary Guarantee and liabilities that are owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1) to repay or purchase unsubordinated Secured Indebtedness and, if the Secured Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2) to purchase Replacement Assets or enter into a binding agreement to do so; provided that such purchase is consummated or capital expenditure is completed no later than 60 days after the end of such 360-day period.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 30 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Subsidiary Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes purchased plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The Credit Agreement restricts the Company from purchasing any Notes, and also provides that certain asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance any borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such Indebtedness, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement and under such other agreements.

Limitation on Subordinated Indebtedness

The Company will not incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company unless it is made expressly subordinate in right of payment to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness. No Subsidiary Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of such Subsidiary Guarantor unless it is made expressly subordinate in right of payment to its Subsidiary Guarantee to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor solely by reason of any Liens or Guarantees arising or created in respect of such other Indebtedness or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of Indebtedness that is subordinated in right of payment to the Notes, prior to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary or the Company to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or otherwise transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under, by reason of or with respect to:

(1) the Credit Agreement, Existing Indebtedness or any other agreements in effect on December 28, 2004 and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those in effect on December 28, 2004;

(2) the Indenture relating to the Old Notes, the Old Notes and the Subsidiary Guarantees relating to the Old Notes and the related Indenture;

(3) the Indenture, the Notes and the Subsidiary Guarantees;

(4) applicable law;

(5) any Person, or the property or assets of such Person, acquired by the Company or any of its Restricted Subsidiaries, existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those in effect on the date of the acquisition;

(6) in the case of clause (3) of the first paragraph of this covenant:

(a) restricting in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or

(c) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(7) any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; or

(9) the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

(b) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) and

(c) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a Board Resolution of the Board of Directors of the Company and an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing or a comparable report, certification or recommendation by an executive compensation consulting firm of national standing, as applicable.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) payment of reasonable and customary directors’ fees and reasonable and customary indemnification and similar arrangements;

(3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;

(4) any sale of Capital Stock (other than Disqualified Stock) of the Company; and

(5) Transactions entered into under any agreement existing on December 28, 2004 (and disclosed in or filed as an exhibit to the Company’s filings with the Commission pursuant to the Exchange Act through and including December 28, 2004) and any amendments or modifications thereto or replacements or renewals thereof, so long as the Board of Directors of the Company, in good faith, shall have approved the terms of such amendment, modification, replacement or renewal and deemed such amendment, modification, replacement or renewal, taken as a whole, not to be materially more adverse to the interests of the Holders of the Notes than the terms of such agreement as in effect on December 28, 2004.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(1) any Guarantee by the Company or any Restricted Subsidiary of the Company of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of the Company of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Company or any Restricted Subsidiary thereof;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(c) has at least one director on its Board of Directors that is not a director or officer of the Company or any of its Restricted Subsidiaries or has at least one executive officer that is not a director or officer of the Company or any of its Restricted Subsidiaries; and

(5) no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred as of such date under the Indenture, the Company shall be in default.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(3) all Liens on any of the properties of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Certain Covenants—Liens”; and

(4) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Asset Sales.”

Limitation on Issuance and Sale of Equity Interests of Restricted Subsidiaries

The Company will not transfer, convey, sell, lease or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to issue, transfer, convey, sell, lease or otherwise dispose of, any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company and, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except:

(1) if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Restricted Payments” covenant if made on the date of such issuance or sale; and

(2) the Company or such Restricted Subsidiary complies with the “Asset Sale” provisions of the Indenture.

Subsidiary Guarantees

If the Company has acquired or created, or acquires or creates a Domestic Subsidiary after December 28, 2004, then that acquired or created Subsidiary will be a Restricted Subsidiary, and will become a Subsidiary Guarantor and execute a supplemental indenture and deliver to the Trustee an opinion of counsel to the effect that the supplemental indenture has been duly authorized, executed and delivered by such Domestic Subsidiary and constitutes a valid and binding obligation of such Domestic Subsidiary, enforceable against such Domestic Subsidiary in accordance with its terms (subject to customary exceptions); provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries.

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company, unless such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness. The form of the Subsidiary Guarantee will be attached as an exhibit to the Indenture.

The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale or other disposition of (a) all of the Capital Stock of a Subsidiary Guarantor (including by consolidation, merger, issuance, liquidation, dissolution or otherwise) or (b) all or substantially all of the assets of such Subsidiary Guarantor, in each case, by the Company or any of its Subsidiaries to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the Indenture;

(2) solely in the case of a Guarantee created pursuant to the second paragraph of this covenant, in connection with the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee pursuant to this covenant, except a discharge or release by, or as a result of, a payment under such Guarantee; or

(3) if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company, as the case may be, under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(4) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this “Merger, Consolidation or Sale of Assets” covenant, shall have by amendment to its Subsidiary Guarantee confirmed that its Subsidiary Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and the Indenture.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom.

In addition, neither the Company nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (3) of the first paragraph of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company with substantially the same format and level of detail as is required by Rule 3-10 of Regulation S-X, promulgated pursuant to the Securities Act (as such Regulation may be amended), with respect to the Company and the Subsidiary Guarantors separate from the Company’s Subsidiaries that are not Subsidiary Guarantors.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in payment when due (whether at maturity, upon acceleration, redemption, repurchase at the option of the Holder or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase upon a Change of Control,” “—Certain Covenants—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at final maturity thereof; or

(b) results in the acceleration of such Indebtedness prior to its final maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a similar default aggregates $10.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Subsidiary Guarantee of a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid, or shall cease for any reason to be in full force and effect, or any Subsidiary Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary of the Company (or any Subsidiaries that together would constitute a Significant Subsidiary); or

(9) default in the payment when due of Settlement Fees and Expenses.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary of the Company (or any Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Company specifying the respective Event of Default.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on, any Note or a Default or Event of Default in complying with Section 5.01 of the Indenture, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interest of Holders. This is in lieu of the proviso to Section 315(b) of the Trust Indenture Act and such proviso to Section 315(b) of the Trust Indenture Act is hereby expressly excluded from the Indenture and the Notes, as permitted by the Trust Indenture Act. The Trustee shall not be deemed to have knowledge of a Default or an Event of Default hereunder unless an officer of the Trustee with direct responsibility for the administration of the Indenture has actual knowledge thereof, or unless written notice of any event which is a Default or an Event of Default is received by the Trustee and such notice references the Notes or the Indenture.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, or premium on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the second paragraph under “—Optional Redemption” shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Notwithstanding anything in the foregoing paragraphs to the contrary, if (i) the Company has not consummated the exchange offer by November 1, 2007, or (ii) the Company has not paid the Settlement Fees and Expenses, as described in Section 5 of the Settlement Agreement, the Notes shall be deemed in default under the Indenture, an uncurable Event of Default shall have occurred and such Notes shall be deemed accelerated under the terms of Section 6.02 of the Indenture without any further act by any party; provided that the November 1, 2007 deadline for consummation of the exchange offer may be extended for 15 days solely in the event the SEC has yet to qualify the Indenture under the Trust Indenture Act.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal

Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Subsidiary Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any applicable state bankruptcy, insolvency, reorganization or similar state law affecting creditors and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) if the Notes are to be redeemed prior to their stated maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Subsidiary Guarantees;

(9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “—Asset Sales” covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the provisions under the caption “Repurchase upon a Change of Control” covenant, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under the “Merger, Consolidation or Sale of Assets” covenant, consent to the assignment or transfer by the Company or any Subsidiary Guarantor of any of their rights or obligations under the Indenture;

(11) amend or modify any of the provisions of the Indenture or the related definitions affecting ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee; or

(12) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder; provided that the Company provides the Trustee an opinion of the external counsel of the Company stating that such change does not materially adversely affect the rights of any Holder of the Notes; provided further that such counsel must be a law firm of national standing;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to comply with the provision described under “Subsidiary Guarantees”; or

(7) to evidence and provide for the acceptance of appointment by a successor Trustee.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The Old Notes were, and any Exchange Notes issued in exchange for Old Notes tendered pursuant to DTC’s ATOP procedures will be, issued in the form of one or more fully registered global certificates (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

•	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Provision has been made in the Indenture to allow beneficial holders of Notes to take action as “Holders” of the Notes.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

•

DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

•	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

•	there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes that are held by qualified institutional buyers are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase upon a Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business of the Company and its Restricted Subsidiaries;

(5) any exchange of property or assets of the Company or any Restricted Subsidiary of the Company for property or assets of a third party that are to be used in a Permitted Business; provided that the sum of the fair market value of the property or assets plus any cash consideration received by the Company or its Restricted Subsidiaries in such exchange is not less than the aggregate fair market value of any property or assets surrendered; provided further that (i) the fair market value of the property or assets exchanged or received by the Company or any such Restricted Subsidiary shall be determined by (a) the Chief Executive Officer of the Company, where such value is less than $5.0 million and (b) the Board of Directors of the Company (on the basis of an opinion or appraisal of an independent accounting, appraisal or investment banking firm of national standing) and evidenced by a Board Resolution of the Board of Directors of the Company, where such value is $5.0 million or more;

(6) the sale or other disposition of Cash Equivalents;

(7) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(8) any sale or disposition of any property or equipment (including, without limitation, any restaurant property) that has become damaged, worn out, obsolete or otherwise unusable or unsuitable for use by the Company or its Restricted Subsidiaries in connection with the conduct of their business, as determined by the Company’s Chief Executive Officer;

(9) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements; and

(10) any sale or disposition deemed to occur in connection with creating or granting or, for the purposes solely of the first paragraph of the covenant described above under the caption “—Certain Covenants—Asset Sales,” the realization upon a Permitted Lien.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof;

(3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 360 days from the date of acquisition;

(3) certificates of deposit and time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million and outstanding debt which is rated “A-3” or “A-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(4) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of “P-1” or better from Moody’s Investors Service, Inc. or “A-1” or better from Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holder, becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holder, becomes, directly or indirectly, the beneficial owner (as defined above) of 50% or more of the voting power of all classes of Voting Stock of the Company.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the sum, without duplication, of the Consolidated Net Income of such Person for such period, plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges to the extent deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, except as a result of the execution and performance by the Company of its obligations under the Settlement Agreement) and other non-cash expenses or charges (excluding any such non-cash expense or charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges and the depreciation and amortization and other non-cash expenses or charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount of Consolidated Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) the Net Income or loss of any Unrestricted Subsidiary shall be excluded, unless (in the case of Net Income) such Net Income is distributed to the specified Person or one of its Subsidiaries.

“Consolidated Net Tangible Assets” means, with respect to any specified Person, as of any date, all amounts that would be shown as assets on a consolidated balance sheet of such Person and its Restricted Subsidiaries prepared in accordance with GAAP, less the amount thereof constituting goodwill and other intangible assets as calculated in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on December 28, 2004; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated on or about December 28, 2004, by and among the Company, Wachovia Bank, N.A., as Administrative Agent and Wachovia Capital Markets, LLC, Banc of America Securities LLC and Deutsche Bank Securities Inc. as joint arrangers and joint book-running managers, and the other agents and lenders named therein, including any related letters of credit, notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) from time to time by one or more credit facilities, in which case, the credit agreements or similar agreements together with all other documents and instruments related shall constitute the “Credit Agreement,” whether with the same or new agents and lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount (except as a result of the execution and performance by the Company of its obligations under the Settlement Agreement), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements or by agreements to keep-well, to purchase assets, goods, securities, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed to protect such Person against fluctuations in foreign currency exchange rates.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books, provided however that where the Indenture refers to a specified percentage of Holders voting, giving notices or taking other action hereunder the term Holder shall mean the beneficial holders of such specified percentage.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations and Attributable Debt;

(5) representing the balance deferred and unpaid of the purchase price of any property which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except any such balance that constitutes an accrued expense or trade payable;

(6) representing Hedging Obligations, other than Hedging Obligations that are incurred for the purpose of protecting the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock, whose determination shall be conclusive if evidenced by a Board Resolution.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that the obligation to repay money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall be deemed not to be “Indebtedness” so long as such money is held to secure the payment of such interest.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees or other arrangements, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Wholly Owned Restricted Subsidiary of the Company and a Subsidiary Guarantor, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means the date of original issuance of the Notes and the date the of the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain, loss or non-cash charge or expense, together with any related provision for taxes on such gain or tax benefit for such loss or non-cash charge or expense, realized or recorded, as applicable, in connection with: (a) any asset sale outside the ordinary course of business; (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries or (c) any asset impairment or writedown required to be made in accordance with GAAP; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or tax benefit for such loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, title and recording expenses, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related, ancillary, incidental or complementary thereto.

“Permitted Holder” means Tilman J. Fertitta and his estate, spouse and lineal descendants, and the legal representatives of any of the foregoing, and the trustees of any bona fide trusts of which any of the foregoing are the sole beneficiaries and grantors, or any corporation, limited partnership, limited liability company or similar entity, all of the Voting Stock of which is owned by any of the foregoing.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Certain Covenants—Asset Sales”;

(5) Investments acquired solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) Hedging Obligations that are incurred for the purpose of protecting the Company or its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or foreign currency exchange rates, and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8) commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries made consistent with past practices;

(9) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(10) stock, obligations or securities received in satisfaction of judgments;

(11) Investments in shares of Common Stock of other Persons engaged in a Permitted Business having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since December 28, 2004, not to exceed 2.5% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries as of the most recent quarter-end balance sheet date as determined, at the time of each such Investment, on the basis of the most recently available quarterly consolidated financial statements of the Company; provided that the Common Stock of such Person is, at the time of such Investment, listed on a U.S. national securities exchange or quoted on the National Nasdaq Market;

(12) Investments in any Person (including, without limitation, the repurchase of Equity Interests of the Company) made after December 28, 2004 from the proceeds of the offering of the Old Notes and borrowings under the Credit Agreement in an aggregate amount (measured on the date such Investments were made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since December 28, 2004 not to exceed $300.0 million; provided that with respect to any Investment made pursuant to this clause (12) since December 28, 2004 that is sold or otherwise liquidated for cash received by the Company and/or its Restricted Subsidiaries, the amount available for Investments pursuant to this clause (12) shall be deemed increased by an amount equal to the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment; and

(13) other Investments in any Person (other than any of the Company’s Restricted Subsidiaries), including, without limitation, the repurchase of Equity Interests of the Company, having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since December 28, 2004, not to exceed $100.0 million; provided that with respect to any Investment made pursuant to this clause (13) since December 28, 2004 that is sold or otherwise liquidated for cash received by the Company and/or its Restricted Subsidiaries, the amount available for Investments pursuant to this clause (13) shall be deemed increased by an amount equal to the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment.

“Permitted Liens” means:

(1) Liens on the assets of the Company and any Subsidiary Guarantor securing Indebtedness incurred under clauses (1) and (8) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2) Liens securing the Notes and the Subsidiary Guarantees;

(3) Liens in favor of the Company or any Restricted Subsidiary;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(6) Liens existing on December 28, 2004;

(7) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(8) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(10) Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries (a) that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(11) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(12) Lien, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(13) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

(14) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(17) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(18) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(19) Liens of franchisors in the ordinary course of business not securing Indebtedness;

(20) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP; and

(21) Liens on property or assets securing Indebtedness incurred to defease Indebtedness under the Notes; provided that such Indebtedness was not incurred in violation of the Indenture.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is pari passu or subordinated in right of payment to the Notes; and

(5) such Indebtedness is incurred either by (a) the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Public Equity Offering” means an offer and sale of common stock (other than Disqualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Wholly Owned Restricted Subsidiary and a Guarantor.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“sale and leaseback transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien upon any asset of the Company or any of its Restricted Subsidiaries.

“Settlement Agreement” means the Stipulation of Settlement entered into as of August 29, 2007 by and among the Company, Post Advisory Group, LLC, Lord Abbett Bond-Debenture Fund, Inc., and U.S. Bank National Association, as indenture trustee under the 7.50% Senior Notes Indenture.

“Settlement Fees and Expenses” means the “Fees” and “Expenses” as such terms are defined in the Settlement Agreement.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act; provided that for purposes of clauses (7) and (8) of “Events of Default” all references to “10%” in the definition of “significant subsidiary” in Article 1 of Regulation S-X of the Securities Act shall be deemed references to “5%.”

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Company’s payment obligations under the Notes on a senior basis.

“Subsidiary Guarantors” means:

(1) each direct or indirect Domestic Subsidiary of the Company; and

(2) any other Subsidiary that executes a Guarantee of the Notes in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Guarantees and the Indenture in accordance with the terms of the Indenture.

“Unrestricted Subsidiary” means:

(1) GNL, Corp., GNLV, Corp. Golden Nugget Experience, LLC, Golden Nugget, Inc., Island Hospitality, Inc., Island Entertainment, Inc., Landry’s Gaming, Inc., LCHLN, Inc., LGE, Inc., T-Rex Café—Kansas City, Inc., T-Rex Café—Orlando, Inc., and T-Rex Café, Inc., unless and until such Subsidiary ceases to be a Subsidiary of the Company or is designated as a Restricted Subsidiary pursuant to the terms of the Indenture;

(2) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”; and

(3) any Subsidiary of any Subsidiary in the foregoing clauses.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the receipt pursuant to the exchange offer, ownership and disposition of the Exchange Notes. The following discussion assumes that the Exchange Notes will be treated as indebtedness for U.S. federal income tax purposes. This summary is based on existing legal authorities, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences described below. This summary applies only to holders of the Exchange Notes who acquire the Exchange Notes pursuant to the exchange offer and hold the Exchange Notes as “capital assets.” This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder’s individual circumstances, such as the alternative minimum tax provisions of the Code, or to certain categories of investors that may be subject to special rules, such as certain financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, dealers in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who hold Exchange Notes as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction or certain former citizens or residents of the United States. Finally, this summary does not describe any tax considerations arising under the laws of any applicable foreign, state or local jurisdiction.

Investors exchanging Old Notes for Exchange Notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situation and the consequences of federal estate or gift tax laws, foreign, state or local laws and tax treaties.

Taxation of U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, “U.S. Holders” are beneficial owners of the Exchange Notes, that are, for U.S. federal income tax purposes:

•	individuals who are citizens or residents of the United States;

•	corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	estates, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

trusts if (a) (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) a valid election to be treated as a U.S. person is in effect with respect to such trust and certain other conditions are satisfied.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds Exchange Notes, the tax treatment of a partner in the partnership or such other entity will generally depend upon the status of the partner and the activities of the partnership or other such entity. If you are a partner of a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holding the Exchange Notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the Exchange Notes.

Certain U.S. federal income tax consequences relevant to a non-U.S. Holder are discussed separately below.

Exchange Offer. The tax treatment of a U.S. Holder’s exchange of Old Notes for Exchange Notes pursuant to the exchange offer will depend on whether that exchange is treated as a recapitalization. The exchange will be treated as a recapitalization only if both the Old Notes and Exchange Notes constitute “securities,” within the meaning of the provisions of the Code governing reorganizations. The term “securities” is not specifically defined by the Code or Treasury Regulations. Moreover, the term “securities” has not been clearly defined by judicial or administrative interpretation. The classification of an instrument as a “security” is a fact-based determination dependent on all the facts and circumstances including, but not limited to: (i) the term (i.e., duration) of the instrument, (ii) the degree of participation and continuing interest in the business offered by the instrument, (iii) the extent of proprietary interest offered by the instrument when compared with the similarity of such instrument to a cash payment, (iv) the overall purpose of the instrument, (v) whether the instrument is secured, (vi) the degree of subordination of the instrument, (vii) the ratio of debt to equity of the issuer, (viii) the riskiness of the business of the issuer, and (ix) the negotiability of the instrument. The test of whether a debt instrument is a security is not a mechanical determination based on the time period of the instrument. However, the term of a debt instrument usually is the most significant factor in determining whether it qualifies as a security. Generally, a debt instrument with a term of ten years or more is treated as a security. Debt instruments with maturities ranging between five and ten years usually are treated as securities, while debt instruments with a term of maturity of five years or less usually are not treated as securities. Based upon all of the facts and circumstances surrounding the Old Notes and Exchange Notes, we believe that it is more likely than not that the Exchange Notes will be treated as securities and the exchange offer will be treated as a recapitalization for U.S. Federal income tax purposes. Notwithstanding the foregoing, there can be no assurance that the IRS or a court of competent jurisdiction would not reach a different or contrary conclusion. Accordingly, each U.S. Holder should consult its own tax advisor and make its own independent determination regarding whether such instruments constitute securities and whether the exchange offer constitutes a recapitalization.

Provided that the exchange offer qualifies as a recapitalization, (a) a U.S. Holder should not recognize any taxable gain or loss as a result of exchanging such holder’s Old Notes for Exchange Notes, except to the extent that the U.S. Holder receives cash in satisfaction of any accrued and unpaid interest on the Old Notes that was not previously included in income by the U.S. Holder; (b) the U.S. Holder’s holding period for the Exchange Notes will include the U.S. Holder’s holding period for the Old Notes; and (c) the U.S. Holder’s tax basis in the Exchange Notes will be the same as its tax basis in the Old Notes exchanged therefor immediately before the exchange.

Taxation of Interest on Exchange Notes. U.S. Holders will be required to recognize as ordinary income any stated interest that is paid or accrued on the Exchange Notes, in accordance with their regular method of accounting for U.S. federal income tax purposes.

Taxation of Original Interest Discount. The Exchange Notes also are expected to be issued with original issue discount (“OID”) for U.S. federal income tax purposes. The amount of OID on a debt instrument generally is equal to the difference between the instrument’s stated redemption price at maturity and its issue price. However, if the OID on a debt instrument is less than  1/4 of 1% of the instrument’s stated redemption price at maturity multiplied by the number of complete years to maturity, the OID is considered to be de minimis and is treated as being zero. OID generally must be included in income by a holder of a debt instrument on a current basis as it accrues, regardless of whether payments are actually made on the instrument during the taxable year.

In certain circumstances (see “Description of the Exchange Notes—Repurchase at the Option of Holders” and “Description of the Exchange Notes—Repurchase on Change of Control”), we may be obligated to pay amounts in excess of stated interest and principal on the Exchange Notes. According to Treasury Regulations applicable to OID, where there is only a remote chance as of the date of issue that such payments would be made, the possibility that any such payments will be made will not affect the stated redemption price at maturity on the Exchange Notes or the amount of income that a U.S. Holder will be required to recognize with respect to the Exchange Notes. The Company intends to take the position that the repurchase of the Exchange Notes by the Company upon a Change of Control is a remote possibility. Notwithstanding the foregoing, under the Treasury

Regulations applicable to OID, a holder is deemed to exercise or not exercise any option that it has with respect to a debt instrument in a manner that maximizes the holder’s yield on the instrument. As applied to the Exchange Notes, because the holders may require us to repurchase the Exchange Notes at any time between February 28, 2009 and December 15, 2011 at 101% of the principal amount of the Exchange Notes, it must be presumed, as of the issue date, that the holders will exercise their option to require us to repurchase the Exchange Notes on February 28, 2009, because, doing so will maximize the holders’ yield on the Exchange Notes. Consequently, for purposes of calculating a U.S. Holder’s OID, the Exchange Notes will be treated as having a maturity of February 28, 2009, will have a stated redemption price at maturity equal to 101% of their principal amount, and because, the Exchange Notes likely will be publicly traded, should have an issue price equal to their fair market value as of the date of the exchange. Provided that, as expected, the stated redemption price at maturity on the Exchange Notes exceeds their issue price, such difference will constitute OID, which amount, if not de minimis, must be included in income by a U.S. Holder on a current basis as it accrues. If, contrary to our assumptions, a U.S. Holder does not exercise its option to have the Company repurchase the Exchange Notes on February 28, 2009, then solely for purposes of calculating the amount of OID that accrues with respect to such U.S. Holder in any future periods, the Exchange Notes held by such U.S. Holder will be treated as being retired and reissued for an amount equal to their adjusted issue price as of that date.

Disposition of Exchange Notes. A U.S. Holder generally will recognize capital gain or loss upon the sale, redemption, exchange, retirement or other disposition of an Exchange Note. The holder’s gain or loss will equal the difference between the proceeds received by the holder (excluding any proceeds that are attributable to accrued interest which will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in its gross income) and the U.S. Holder’s tax basis in the Exchange Note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the Exchange Note. The U.S. Holder’s tax basis in the Exchange Note will generally equal the amount the holder paid for the Old Note exchanged therefor, increased by any OID that has accrued on such Exchange Note and decreased by any principal repayments that have been made on such Exchange Note. This gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Exchange Note for more than one year (taking into account the period during which any Old Note exchanged for such Exchange Note was held by the U.S. Holder). For certain non-corporate U.S. Holders, preferential tax rates may apply to any long-term capital gain that is recognized. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting. In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders of principal and interest on an Exchange Note and the proceeds of the sale or other disposition of an Exchange Note. If you are a U.S. Holder, you may be subject to backup withholding at the backup withholding at a rate of 28%, when you receive interest with respect to the Exchange Notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the Exchange Notes. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number;

•

a certification that (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding as a result of a failure to report all interest or dividends, or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and

•	you are a U.S. person (including a U.S. resident alien).

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you timely furnish the required information to the IRS.

We will report to the U.S. Holders of Exchange Notes and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Taxation of Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences of the acquisition, ownership and disposition of the Exchange Notes by a person that is neither a U.S. Holder as defined above nor a partnership for U.S. federal income tax purposes (a “non-U.S. Holder”). The rules governing the U.S. federal income taxation of a non-U.S. Holder of Exchange Notes are complex, and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the Exchange Notes, including any reporting requirements.

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of an Exchange Note will be considered “U.S. trade or business income” if the income or gain is either (a) effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder or, in certain cases, (b) attributable to a U.S. permanent establishment (or to a fixed base) of a non-U.S. Holder.

Exchange Offer. In accordance with the discussion above under “Taxation of U.S. Holders—Exchange Offer,” it is more likely than not that the exchange of Old Notes for Exchange Notes pursuant to the exchange offer will be treated as a recapitalization. Consequently, (a) a non-U.S. Holder should not recognize any taxable gain or loss as a result of exchanging such holder’s Old Notes for Exchange Notes, except to the extent it receives cash for accrued and unpaid interest on the Exchange Notes, which amounts will be subject to tax in the manner described below under “Taxation of U.S. Holders—Taxation of Interest on Exchange Notes”; (b) the non-U.S. Holder’s holding period for the Exchange Notes will include the non-U.S. Holder’s holding period for the Old Notes; and (c) the non-U.S. Holder’s tax basis in the Exchange Notes will be the same as its tax basis in the Old Notes exchanged therefor. However, as noted above, there can be no assurance that the IRS or a court of competent jurisdiction would not reach a different or contrary conclusion. Accordingly, each non-U.S. Holder should consult its own tax advisor and make its own independent determination regarding whether the Old Notes and Exchange Notes constitute securities and whether the exchange will constitute a recapitalization.

Taxation of Interest on Exchange Notes. Generally, interest income of a non-U.S. Holder that is not U.S. trade or business income is subject to a withholding tax at a rate of 30% (or a lower tax rate as specified in an applicable tax treaty). However, interest income, including OID, earned on an Exchange Note held by a non-U.S. Holder will qualify for the “portfolio interest” exception, and therefore will not be subject to U.S. federal income tax or withholding tax, if:

•	the interest income is not U.S. trade or business income;

•	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

•	the non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership;

•

the non-U.S. Holder is not a bank that acquired the Exchange Note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

the non-U.S. Holder certifies, under penalty of perjury, to us or our agent that it is not a U.S. person and such non-U.S. Holder provides its name, address and certain other information on a properly executed Form W-8 BEN (or an applicable substitute form).

If a non-U.S. Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-U.S. Holder that are not U.S. trade or business income will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax.

Interest income on the Exchange Notes that constitutes U.S. trade or business income will not be subject to U.S. federal withholding tax but generally will be taxed on a net income basis at regular U.S. tax rates, and if the non-U.S. Holder is a foreign corporation, such U.S. trade or business income, as adjusted for certain items, may be subject to the branch profits tax equal to 30%, or a lower rate provided by an applicable income tax treaty. In order to claim the benefit provided by a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, a non-U.S. Holder must generally provide either:

•	a properly executed Form W-8 BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•	a properly executed Form W-8 ECI (or suitable substitute form) stating that interest paid on the Exchange Note is not subject to withholding tax because it is U.S. trade or business income.

Disposition of the Exchange Notes. Generally, a non-U.S. Holder will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of an Exchange Note unless:

•	the gain is U.S. trade or business income; or

•

the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the Exchange Note is made and certain other requirements are met.

A holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale or other disposition, except as otherwise required by an applicable tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty. A holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses, subject to certain limitations, even though the holder is not considered a resident of the United States.

Information Reporting and Backup Withholding. In general, information reporting will apply to payments of interest and principal on the Exchange Notes, and backup withholding at the rate specified in the Code will apply with respect to such payments unless the non-U.S. Holder appropriately certifies as to its non-U.S. status or otherwise establishes an exemption.

Generally, information reporting and backup withholding requirements will apply to the gross proceeds paid to a non-U.S. Holder on the disposition of the Exchange Notes by or through a U.S. office of a U.S. or foreign broker, unless the non-U.S. Holder provides the requisite certification or otherwise establishes an exemption. Information reporting requirements, but generally not backup withholding, will also apply to payment of the proceeds of a disposition of an Exchange Note by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the U.S. unless the broker has documentary evidence in its files that the holder of the Exchange Notes is not a U.S. person and the broker has no actual knowledge, or reason to know, to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of an Exchange Note by or through a foreign office of a foreign broker not subject to the preceding sentence.

Any amount withheld under the backup withholding rules may be credited against the non-U.S. Holder’s U.S. federal income tax liability, and any excess may be refundable if the proper information is timely provided to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of exchanging Old Notes for, holding and disposing of our Exchange Notes, including the consequences of any proposed change in applicable laws.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE, (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Any questions regarding procedures for tendering Old Notes or requests for additional copies of this memorandum and letter of transmittal should be directed to the exchange agent at:

U.S. Bank National Association

Specialized Finance Department

West Side Flats

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Brandi Steward

Telephone: 651-495-4738

Facsimile: 651-495-8158